                               ASSET PURCHASE AGREEMENT

                                        among



                                  HBC HOUSTON, INC.,



                           HBC HOUSTON LICENSE CORPORATION



                                         and



                               SBI HOLDING CORPORATION



                                     dated as of



                                    March 25, 1998

                                  TABLE OF CONTENTS

                                                                           Page
ARTICLE I       DEFINED TERMS
     1.1 Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
     1.2 References and Titles . . . . . . . . . . . . . . . . . . . . . . . 9

ARTICLE II      SALE AND PURCHASE OF ASSETS
     2.1 Agreement to Sell and Buy . . . . . . . . . . . . . . . . . . . . .10
     2.2 Excluded Assets . . . . . . . . . . . . . . . . . . . . . . . . . .11
     2.3 Purchase Price. . . . . . . . . . . . . . . . . . . . . . . . . . .12
     2.4 Adjustments and Prorations. . . . . . . . . . . . . . . . . . . . .12
     2.5 Assumption of Liabilities and Obligations . . . . . . . . . . . . .13
     2.6 Allocation. . . . . . . . . . . . . . . . . . . . . . . . . . . . .14

ARTICLE III     REPRESENTATIONS AND WARRANTIES
     3.1 Representations and Warranties Regarding Seller . . . . . . . . . .14
     3.2 Representations and Warranties of Buyer . . . . . . . . . . . . . .22

ARTICLE IV      COVENANTS RELATING TO CONDUCT OF BUSINESS
     4.1 Covenants of Seller . . . . . . . . . . . . . . . . . . . . . . . .24
     4.2 Broadcast Transmission Interruption . . . . . . . . . . . . . . . .25
     4.3 Consent Decree. . . . . . . . . . . . . . . . . . . . . . . . . . .25

ARTICLE V       ADDITIONAL AGREEMENTS OF SELLER
     5.1 No Solicitation of Transactions . . . . . . . . . . . . . . . . . .25
     5.2 Access and Information. . . . . . . . . . . . . . . . . . . . . . .26
     5.3 Compliance With Station Licenses. . . . . . . . . . . . . . . . . .26
     5.4 Notification of Certain Matters . . . . . . . . . . . . . . . . . .27
     5.5 Third Party Consents. . . . . . . . . . . . . . . . . . . . . . . .27

ARTICLE VI      COVENANTS OF BUYER
     6.1 Notification of Certain Matters . . . . . . . . . . . . . . . . . .27
     6.2 Employee Matters. . . . . . . . . . . . . . . . . . . . . . . . . .28
     6.3 Access to Information . . . . . . . . . . . . . . . . . . . . . . .28

ARTICLE VII     MUTUAL COVENANTS
     7.1 Application for FCC Consents. . . . . . . . . . . . . . . . . . . .28
     7.2 Control of Station. . . . . . . . . . . . . . . . . . . . . . . . .29
     7.3 Other Governmental Consents . . . . . . . . . . . . . . . . . . . .29
     7.4 Accounts Receivable . . . . . . . . . . . . . . . . . . . . . . . .29
     7.5 Brokers or Finders. . . . . . . . . . . . . . . . . . . . . . . . .30
     7.6 Bulk Sales Law. . . . . . . . . . . . . . . . . . . . . . . . . . .30

                                       i

      7.7    Risk of Loss . . . . . . . . . . . . . . . . . . . . . . . . .30
      7.8    Additional Agreements. . . . . . . . . . . . . . . . . . . . .30
      7.9    Investigation; No Other Representations or Warranties. . . . .31
      7.10   Confidentiality. . . . . . . . . . . . . . . . . . . . . . . .31
      7.11   Arbitration. . . . . . . . . . . . . . . . . . . . . . . . . .31

ARTICLE VIII    CONDITIONS PRECEDENT
      8.1    Conditions to Each Party's Obligation. . . . . . . . . . . . .32
      8.2    Conditions to Obligation of Buyer. . . . . . . . . . . . . . .33
      8.3    Conditions to Obligation of Seller . . . . . . . . . . . . . .33

ARTICLE IX      CLOSING
      9.1    Deliveries at the Pre-Closing  . . . . . . . . . . . . . . . .34
      9.2    Release of Escrowed Items  . . . . . . . . . . . . . . . . . .35
      9.3    Closing Escrow Agreement . . . . . . . . . . . . . . . . . . .36
      9.4    Closing Date . . . . . . . . . . . . . . . . . . . . . . . . .36

ARTICLE X       TERMINATION, AMENDMENT AND WAIVER
     10.1    Termination. . . . . . . . . . . . . . . . . . . . . . . . . .36
     10.2    [Intentionally omitted.] . . . . . . . . . . . . . . . . . . .38
     10.3    Effect of Termination. . . . . . . . . . . . . . . . . . . . .38
     10.4    Return of Documentation. . . . . . . . . . . . . . . . . . . .38
     10.5    Sole and Exclusive Remedy. . . . . . . . . . . . . . . . . . .38
     10.6    No Limitation. . . . . . . . . . . . . . . . . . . . . . . . .38

ARTICLE XI      INDEMNIFICATION
     11.1    Indemnification of Buyer . . . . . . . . . . . . . . . . . . .39
     11.2    Indemnification of Seller. . . . . . . . . . . . . . . . . . .39
     11.3    Defense of Third-Party Claims. . . . . . . . . . . . . . . . .39
     11.4    Direct Claims. . . . . . . . . . . . . . . . . . . . . . . . .40
     11.5    Limitations. . . . . . . . . . . . . . . . . . . . . . . . . .40

ARTICLE XII     GENERAL PROVISIONS
     12.1    Survival of Representations, Warranties, and Covenants . . . .41
     12.2    Amendment and Modification . . . . . . . . . . . . . . . . . .41
     12.3    Waiver of Compliance . . . . . . . . . . . . . . . . . . . . .41
     12.4    Severability . . . . . . . . . . . . . . . . . . . . . . . . .42
     12.5    Expenses and Obligations . . . . . . . . . . . . . . . . . . .42
     12.6    Parties in Interest. . . . . . . . . . . . . . . . . . . . . .42
     12.7    Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . .42
     12.8    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . .43
     12.9    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . .44
     12.10   Governing Law. . . . . . . . . . . . . . . . . . . . . . . . .44
     12.11   Public Announcements . . . . . . . . . . . . . . . . . . . . .44
     12.12   Assignment . . . . . . . . . . . . . . . . . . . . . . . . . .44

                                       ii


     12.13   Director and Officer Liability . . . . . . . . . . . . . . . .44
     12.14   No Reversionary Interest . . . . . . . . . . . . . . . . . . .44
     12.15   Headings . . . . . . . . . . . . . . . . . . . . . . . . . . .45
     12.16   Schedules. . . . . . . . . . . . . . . . . . . . . . . . . . .45
     12.17   Exchange . . . . . . . . . . . . . . . . . . . . . . . . . . .45

EXHIBITS:
Exhibit A           --    Form of Bill of Sale and Assignment
Exhibit B           --    Form of Assumption Agreement
Exhibit C           --    Form of Closing Escrow Agreement
Exhibit D           --    Form of Sublease

SCHEDULES:

Schedule 2.2(a)     --    Excluded Real Property
Schedule 2.2(g)     --    Excluded Choses in Action
Schedule 2.2(k)     --    Excluded Personal Property
Schedule 2.2(o)     --    Excluded Contracts
Schedule 3.1(d)     --    Required Filings and Consents
Schedule 3.1(e)(i)  --    Filings with FCC
Schedule 3.1(e)(ii) --    Financial Statements
Schedule 3.1(f)     --    Licenses and Permits
Schedule 3.1(g)     --    Litigation
Schedule 3.1(h)     --    Insurance
Schedule 3.1(j)     --    Leased Real Property
Schedule 3.1(k)     --    Personal Property
Schedule 3.1(l)     --    Liens and Encumbrances
Schedule 3.1(m)     --    Environmental Matters
Schedule 3.1(n)     --    Certain Agreements
Schedule 3.1(o)     --    Labor
Schedule 3.1(p)     --    Patents, Trademarks; Etc.
Schedule 3.1(r)     --    Tax Returns
Schedule 3.1(s)     --    SFX Agreement
Schedule 3.2(c)     --    Consents
Schedule 8.2(b)     --    Required Consents
Schedule 9.2        --    Delivery of Closing Escrow Items

                                       iv

                               ASSET PURCHASE AGREEMENT

     This ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of March 25, 1998, among HBC Houston, Inc., a Delaware corporation, HBC Houston License Corporation, a Delaware corporation (collectively, "Buyer"), and SBI Holding Corporation, a Delaware corporation (with its permitted successors and assigns, individually or collectively, "Seller").

                                   R E C I T A L S

     A. As a result of the completion of the SFX Merger (as hereinafter defined), Seller will acquire control of radio station KKPN-FM, Houston, Texas (the "Station") pursuant to a license issued by the Federal
Communications Commission ("FCC").

     B. Seller desires to sell and Buyer desires to buy substantially all the assets used or held for use in the operation of the Station, both tangible and intangible, excluding the Excluded Assets (as hereinafter defined), and by so doing to acquire the radio broadcast business conducted by the Station, upon the terms and conditions hereinafter set forth.

                                 A G R E E M E N T S

     NOW, THEREFORE, in consideration of the respective representations, warranties, agreements, and conditions hereinafter set forth, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

                                      ARTICLE I

                                    DEFINED TERMS

     I.1 DEFINED TERMS. The following terms shall have the following meanings in this Agreement:

         "ACCOUNTS RECEIVABLE" means the rights of Seller to cash payment for the sale of advertising time by the Station prior to 11:59 p.m. on the day prior to the Closing Date.

         "AFFILIATE" means, with respect to any person, any other person controlling, controlled by or under common control with such person. For purposes of this definition and this Agreement, the term "control" (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a person.

         "ALLOCATION DATE" has the meaning set forth in Section 2.6.

         "APPLICABLE LAWS" means all laws, statutes, rules, regulations, ordinances, judgments, orders, decrees, injunctions, and writs of any Governmental Entity having jurisdiction over the Assets or the business or operations of the Station, as may be in effect on or prior to the Closing.

         "APPLICATIONS" has the meaning set forth in Section 7.1.

         "ASSETS" means all the tangible and intangible assets owned, leased, or licensed by Seller that are used or held for use in connection with the business or operations of the Station, but specifically excluding therefrom the Excluded Assets.

         "ASSUMED CONTRACTS" means (a) those Contracts set forth on
SCHEDULE 3.1(N) identified as being assumed by Buyer, and (b) Trade Deals described in Section 2.5(b) and (c) all obligations which relate to or result in a reduction of the Purchase Price pursuant to Section 2.4.

         "ASSUMPTION AGREEMENT" means the Assumption Agreement between Buyer and Seller substantially in the form of EXHIBIT B.

         "BACK-UP TRUST AGREEMENT" means that certain trust agreement providing for the contribution of the Assets to the Capstar Trust if this Agreement is terminated pursuant to Article X or if the transactions contemplated hereby are not completed immediately following the SFX Merger.

         "BILL OF SALE AND ASSIGNMENT" means the Bill of Sale and Assignment between Buyer and Seller substantially in the form of EXHIBIT A.

         "BUSINESS DAY" means any other day than (a) a Saturday, Sunday, or federal holiday or (b) a day on which commercial banks in New York, New York or Dallas, Texas are authorized or required to be closed.

         "BUYER" has the meaning set forth in the first paragraph of this Agreement.

         "BUYER INDEMNIFIED COSTS" means (a) any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs and reasonable attorneys' fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Buyer Indemnified Parties incurs and that arise out of any breach or default by Seller of any of the representations or warranties under this Agreement or any agreement or document executed in connection herewith; (b) any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs and expenses (including court costs and reasonable attorneys' fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Buyer Indemnified Parties incurs and that arise out of any breach or default by Seller of any covenant or agreement under this Agreement or any agreement or document executed in connection herewith; (c) any and all obligations or liabilities of Seller under any contract or agreement not expressly assumed by Buyer pursuant to the terms hereof; (d) any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs and reasonable attorneys' fees incurred in investigating and preparing for any litigation or proceeding) that any of the Buyer Indemnified Parties incurs that arise out of Buyer's waiver of Seller's compliance with any bulk sales or fraudulent conveyance statute pursuant to
Section 7.6, (e) any damages, losses, claims, liabilities, demands, charges, suits, penalties, costs and expenses that any of the Buyer Indemnified Parties incurs as a result of a waiver or amendment of any covenant of SFX relating to the Station contained in the SFX Agreement for which Seller does not obtain Buyer's prior written consent in accordance with Section 5.6; (f) any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs and reasonable attorneys' fees incurred in investigating and preparing for any litigation or proceeding) that any of the Buyer Indemnified Parties incurs that arise out of Seller's exercise of its rights to engage in a like-kind exchange or a deferred exchange of like-kind property pursuant to Section 12.17; and (g) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including reasonable legal fees and expenses, incident to any of the foregoing. Buyer Indemnified Costs shall exclude any and all punitive damages.

         "BUYER INDEMNIFIED PARTIES" means Buyer and each officer, director, employee, consultant, stockholder, and Affiliate of Buyer.

         "CAPSTAR SALES AGREEMENT" means that certain conditional sale agreement that provides for the sale of the Assets to an Affiliate of Seller in connection with the contribution of the Assets to the Capstar Trust.

         "CAPSTAR TRUST" means the trust formed pursuant to the Back-up Trust Agreement.

         "CERCLA" has the meaning set forth in the definition of Environmental Laws contained in this Section 1.1.

         "CHOSES IN ACTION" means a right to receive or recover property, debt, or damages on a cause of action, whether pending or not and whether arising in contract, tort or otherwise. The term shall include rights to indemnification, damages for breach of warranty or any other event or circumstance, judgments, settlements, and proceeds from judgments or settlements.

         "CLOSING" means the consummation of the transactions contemplated by this Agreement in accordance with the provisions of Article IX.

         "CLOSING DATE" means the date the Purchase Price and the documents delivered to the Escrow Agent are released from escrow upon the satisfaction or waiver of all of the conditions to closing in accordance with the terms of this Agreement and the Closing Escrow Agreement.

         "CLOSING ESCROW AGENT" means Norwest Bank Texas, N.A. and includes its successors and assigns.

         "CLOSING ESCROW AGREEMENT" means the Closing Escrow Agreement among Seller, Buyer and the Closing Escrow Agent, in the form of EXHIBIT C.

         "CLOSING ESCROW ITEMS" has the meaning set forth in Section 9.2.

         "CODE" shall mean the United States Internal Revenue Code of 1986, as amended. All references to the Code, U.S. Treasury regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.

         "COMMUNICATIONS ACT" has the meaning set forth in Section 3.1(f)(i).

         "COMPANY REPORTS" has the meaning set forth in Section 3.1(e)(i).

         "CONSENT DECREE" has the meaning set forth in Section 3.1(t).

         "CONSENTS" means all governmental consents and approvals, including the FCC Consents, and all consents and approvals of third parties, in each case that are necessary in order to transfer the Assets to Buyer and otherwise to consummate the transactions contemplated hereby.

         "CONTRACTS" means all agreements, contracts, or other binding commitments or arrangements, written or oral (including any amendments and other modifications thereto), to which Seller is a party or is otherwise bound and which affect or relate to the Assets or the business or operations of the Station.

         "CURE PERIOD" has the meaning set forth in Section 10.1(b)(i).

         "DIVESTITURE CONDITION" means any condition imposed or required by the FCC, DOJ or FTC as a condition for its consent to or approval of the transfer of control of any of the FCC Licenses or otherwise to any transaction contemplated hereby or as a condition for its agreement not to institute litigation or any other proceedings to prevent the transfer of control of any of the FCC Licenses or otherwise to prevent any of the transactions contemplated hereby which would require Buyer or any Affiliate of Buyer (or any person in which Buyer or any Affiliate of Buyer has an attributable interest under FCC rules) to dispose of any interest in any media or communications property or interest (including, without limitation, the Station), terminate any venture or arrangement, or effectuate any change or restructuring of its ownership, including, without limitation, the withdrawal or removal of officers or directors or the conversion or repurchase of equity securities of Buyer or any Affiliate of Buyer or owned by Buyer or any Affiliate of Buyer (or any person in which Buyer or any Affiliate of Buyer has an attributable interest under FCC rules).

         "DOJ" means the United States Department of Justice.

         "EMPLOYEE BENEFIT PLANS" means any "employee benefit plan" within the meaning of Section 3(3) of ERISA and any bonus, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, severance, disability, death benefit, hospitalization or insurance plan providing benefits to any present or former employee or contractor of Seller or any member of the ERISA Group maintained by any such entity.

         "ENVIRONMENTAL COSTS OR LIABILITIES" has the meaning set forth in
Section 3.1(m)(iv).

         "ENVIRONMENTAL LAWS" means all Applicable Laws and rules of common law pertaining to the environment, natural resources, and public or employee health and safety including the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. Section 9601 ET SEQ.) ("CERCLA"), the Emergency Planning and Community Right to Know Act and the Superfund Amendments and Reauthorization Act of
1986, the Resource Conservation and Recovery Act, the Hazardous and Solid
Waste Amendments Act of 1984, the Clean Air Act, the Clean Water Act, the
Toxic Substances Control Act, the Safe Drinking Water Act, the Occupational Safety and Health Act of 1970, the Oil Pollution Act of 1990, the Hazardous Materials Transportation Act, and any similar or analogous statutes, regulations and decisional law of any Governmental Authority, as each of the foregoing may be amended and in effect on or prior to the Closing.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA GROUP" means Seller or any other trade or business under common control within the meaning of Section 4001(b)(1) of ERISA with Seller.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "EXCLUDED ASSETS" has the meaning set forth in Section 2.2.

         "EXISTING ESAS" means environmental site assessments conducted on or before the date of this Agreement with respect to the Real Property described on
SCHEDULE 3.1(i) and SCHEDULE 3.1(j).

         "FCC" has the meaning set forth in the first recital hereto.

         "FCC CONSENTS" means any initial action by the FCC or the staff of the FCC acting on delegated authority, granting its consent to the assignment of the FCC Licenses for the Station to Buyer as contemplated by this Agreement.

         "FCC LICENSES" means all of the licenses, permits, and other authorizations issued by the FCC to Seller and applications of Seller, if any, to the FCC relating to or used in the business or operations of the Station, including those listed on SCHEDULE 3.1(f), together with any pending applications, renewals, extensions or modifications thereof and any additions thereto between the date hereof and the Closing Date.

         "FINANCIAL STATEMENTS" has the meaning set forth in Section
3.1(e)(ii).

         "FTC" means the Federal Trade Commission.

         "GAAP" means generally accepted accounting principles in the United States.

         "GOVERNMENTAL ENTITY" means any governmental department, commission, board, bureau, agency, court or other instrumentality of the United States or any state, county, parish or municipality, jurisdiction, or other political subdivision thereof.

         "HAZARDOUS SUBSTANCES" has the meaning set forth in Section 3.1(m)(iv).

         "HSR ACT" has the meaning set forth in Section 3.1(d).

         "INDEMNIFIED COSTS" means the Buyer Indemnified Costs or the Seller Indemnified Costs, as the case may be.

         "INDEMNIFIED PARTIES" means the Buyer Indemnified Parties or the Seller Indemnified Parties, as the case may be.

         "INDEMNIFYING PARTY" means any person who is obligated to provide indemnification hereunder.

         "INITIAL ORDER" means the initial written action or order issued by the FCC setting forth the FCC Consents.

         "INTELLECTUAL PROPERTY" means all Trademarks, Know-how, copyrights, copyright registrations and applications for registration, Patents and all other intellectual property rights whether registered or not, licensed to or owned by Seller relating to the business or operations of the Station, including the call letters of the Station and the goodwill related to the foregoing.

         "INTERIM BALANCE SHEET" has the meaning set forth in Section
3.1(e)(ii).

         "INTERIM BALANCE SHEET DATE" has the meaning set forth in Section 3.1(e)(ii).

         "INTERIM INCOME STATEMENT" has the meaning set forth in Section 3.1(e)(ii).

         "KNOW-HOW" means all plans, ideas, concepts and data, research records, all promotional literature, customer and supplier lists and similar data and information and all other confidential or proprietary technical and business information.

         "KNOWLEDGE" means, with respect to a specified party hereto, the actual knowledge of any officer of such party or of any entity directly or indirectly controlling it, excluding any general managers, or station managers, who are officers.

         "LEASED REAL PROPERTY" means all of the Seller's leasehold interests, easements, licenses, rights to access and rights-of-way which are identified and described in SCHEDULE 3.1(J), as modified by any permitted addition or deletion thereto between the date hereof and the Closing Date.

         "LICENSES" means the FCC Licenses and all Permits issued by any Governmental Entity to Seller relating to or used or held for use in the business and operations of the Station, including those listed on
SCHEDULE 3.1(f), with any additions thereto between the date hereof and the Closing Date.

         "LIENS" has the meaning set forth in Section 3.1(l).

         "MATERIAL ADVERSE EFFECT" means a material adverse effect on the business, operations, properties, financial condition, results of operations, or assets of the Station.

         "MATERIAL CONTRACT" has the meaning set forth in Section 3.1(n).

         "MATERIAL INTERRUPTION" has the meaning set forth in Section 4.2.

         "MINIMUM LOSS" has the meaning set forth in Section 11.5(a).

         "MULTIEMPLOYER PLAN" has the meaning set forth in Section 3(37) or
Section 4001(a)(3) of ERISA.

         "PATENTS" means all patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, renewals, and extensions of the foregoing) owned by Seller.

         "PERMITS" has the meaning set forth in Section 3.1(m)(iii).

         "PERMITTED ENCUMBRANCES" means (a) statutory liens for current Taxes not yet due and payable, or being contested in good faith by appropriate proceedings, (b) mechanics', carriers', workers', repairers', and other similar liens imposed by law arising or incurred in the ordinary course of business for obligations which are not overdue for a period of more than 90 days or which are being contested in good faith by appropriate proceedings, (c) in the case of leases of vehicles, rolling stock, and other personal property, encumbrances, which do not, individually or in the aggregate, materially impair the operation of the business at the facility at which such leased equipment or other personal property is located, (d) other liens, charges, easements, restrictions or other encumbrances incidental to the operation of the Station or the ownership of the Assets which were not incurred in connection with the borrowing of money or the advance of credit and which, in the aggregate, do not materially detract from the value of the Assets or materially interfere with the use thereof or the operation of the Station, in each case taken as a whole, (e) liens on leases of real property arising from the provisions of such leases, including, in relation to leased real property, any agreements and/or conditions imposed on the issuance of land use permits, zoning, business licenses, use permits, or other entitlements of various types issued by any Governmental Entity, necessary or beneficial to the continued use and occupancy of the Assets or the continuation of the operation of the Station (as set forth on SCHEDULE 3.1(l)), (f) pledges or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation, (g) deposits to secure the performance of bids, contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, (h) unviolated zoning regulations and restrictive covenants and easements of record which do not detract from the value of the Real Property and do not materially and adversely affect, impair or interfere with the use of any property affected thereby, and (i) public utility easements of record, in customary form, to serve the Real Property.

         "PERMITTED LIENS" has the meaning set forth in Section 3.1(l).

         "PERSON" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, or other entity.

         "PERSONAL PROPERTY" means all of the machinery, equipment (including the transmitter and studio equipment), computer programs, computer software, tools, motor vehicles, furniture, furnishings, leasehold improvements, office equipment, inventories, supplies, plants, spare parts, and other tangible or intangible personal property which are owned or leased by Seller for the Station and which are used or held for use in the business or operations of the Station, together with any additions thereto between the date hereof and the Closing Date less any dispositions made in accordance with Section 4.1. The term Personal Property shall not include any of the Excluded Assets.

         "PRE-CLOSING DATE" has the meaning set forth in Section 9.1.

         "PURCHASE PRICE" means the consideration payable by Buyer to Seller as provided in Section 2.3 hereof.

         "REAL PROPERTY" means the Leased Real Property.

         "SCHEDULES" means the Schedules attached hereto as they may be updated pursuant to Section 3.1.

         "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "SELLER" has the meaning set forth in the first paragraph of this Agreement and its permitted successors and assigns. After an assignment pursuant to Section 12.12, Seller shall mean the person to whom this Agreement has been assigned, and Seller shall no longer mean the assignor.

         "SELLER DATE" means the date on which the SFX Merger is completed.

         "SELLER INDEMNIFIED COSTS" means (a) any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs and reasonable attorneys' fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Seller Indemnified Parties incurs and that arise out of any breach or default by Buyer of any of the representations, or warranties under this Agreement or any agreement or document executed in connection herewith; (b) any and all losses, liabilities, or damages incurred by any of the Seller Indemnified Parties resulting from Buyer's operation or control of the Station on and after the Closing Date, including any and all liabilities arising under the Licenses or the Assumed Contracts which relate to events occurring after the Closing Date;
(c) any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs and reasonable attorneys' fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Seller Indemnified Parties incurs and that arise out of any breach or default by Buyer of any covenant or agreement under this Agreement or any agreement or document executed in connection herewith; and (d) any and all actions, suits, proceedings claims, demands, assessments, judgments, costs, and expenses, including reasonable legal fees and expenses, incident to any of the foregoing. Seller Indemnified Costs shall exclude any and all punitive damages.

         "SELLER INDEMNIFIED PARTIES" means Seller and each officer, director, employee, consultant, stockholder, and Affiliate of Seller.

         "SELLER TERMINATION DATE" means May 21, 1998.

         "SFX" means SFX Broadcasting, Inc. and its Affiliates.

         "SFX MERGER" means the transactions contemplated by the SFX Agreement.

         "SFX AGREEMENT" means that certain Agreement and Plan of Merger, as amended, dated August 24, 1997, by and among Seller, SBI Radio Acquisition Company, Inc. and SFX.

         "SFX WARRANTIES" means the representations and warranties of SFX contained in the SFX Agreement insofar as such representations and warranties relate to the Station.

         "STATION LICENSES" has the meaning set forth in Section 3.1(f)(ii).

         "SUBLEASE" means the Sublease for the KQUE-AM broadcast antenna in the form of EXHIBIT D.

         "TAX RETURNS" means any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any Governmental Entity in connection with the determination, assessment, collection or administration of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

         "TAXES" means taxes, charges, fees, imposts, levies, interest, penalties, additions to tax or other assessments or fees of any kind, including, but not limited to, income, corporate, capital, excise, property, sales, use, turnover, value added and franchise taxes, deductions, withholdings and customs duties, imposed by any Governmental Entity and any payments with respect thereto required under any tax-sharing agreement.

         "TERMINATION DATE" has the meaning set forth in Section 10.1(b)(v).

         "TRADE DEALS" means the exchanges by the Station of its advertising time for goods or services, other than in connection with the licensing of programs and programming material.

         "TRADEMARKS" means (a) trademarks, service marks, trade names, trade dress, labels, logos, and all other names and slogans associated with any products or embodying the goodwill of the business of the Station, whether or not registered, and any applications or registrations therefor and (b) any associated goodwill incident thereto owned by Seller.

         "TRANSACTION DOCUMENTS" has the meaning set forth in Section 3.1(c).

     I.2 REFERENCES AND TITLES . All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections, and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections, and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections, or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words "THIS AGREEMENT," "HEREIN," "HEREBY," "HEREUNDER," " and "HEREOF," and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words "THIS SECTION," "THIS SUBSECTION," and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word "INCLUDING" (in its various forms) means "INCLUDING WITHOUT LIMITATION." Pronouns in masculine, feminine, or neuter genders shall be construed to state and include any other gender and words, terms, and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms.

                                      ARTICLE II

                             SALE AND PURCHASE OF ASSETS

     II.1 AGREEMENT TO SELL AND BUY . Subject to the terms and conditions set forth in this Agreement and except for the Excluded Assets, Seller shall sell, assign, transfer and deliver to Buyer on the Closing Date, and Buyer shall purchase on the Closing Date, all of the Assets, free and clear of any Liens or liabilities (except for Permitted Encumbrances and liabilities assumed by Buyer in accordance with Section 2.5). The Assets to be assigned, transferred and delivered by Seller hereunder shall include the following:

         (a)  All Personal Property;

         (b)  All Leased Real Property;

         (c)  All Licenses and Permits;

         (d)  All Assumed Contracts;

         (e)  All Intellectual Property;

         (f) The Station's technical information and data, machinery and equipment warranties (to the extent such warranties are assignable), if any, maps, plans, diagrams, blueprints and schematics relating to the Station, if any, including filings with the FCC which relate to the Station, and goodwill relating to the foregoing;

         (g) All books and records relating to the business and operation of the Station (excluding those described in, or relating to the assets described in, Section 2.2), including (i) executed copies of the Assumed Contracts, or if no executed agreement exists, summaries of each Assumed Contract transferred pursuant to clause (d) above and (ii) all records required by the FCC to be kept by the Station, subject to the right of Seller to copy and have such books and records made reasonably available to Seller for tax and other legitimate business purposes for a period of six years after the Closing;

         (h) To the extent assignable, all computer programs and software, and all rights and interests of Seller in and to computer programs and software used in connection with the business or operations of the Station;

         (i)  All Choses in Action of Seller relating to the Station; and

         (j) All intangible assets of Seller relating to the Station or the business or operation of the Station not specifically described above, including goodwill, and all other assets, other than the Excluded Assets, used or held for use in connection with the Station or the business of the Seller.

     II.2 EXCLUDED ASSETS . The Excluded Assets shall consist of the following:

         (a)  The Real Property described in SCHEDULE 2.2(a);

         (b) In each case determined as of 11:59 p.m. on the day prior to the Closing Date, Seller's cash on hand as of the Closing Date and all other cash in any of Seller's bank or savings accounts; notes receivable, letters of credit or other similar items of Seller; any stocks, bonds, certificates of deposit and similar investments of Seller; and any other cash equivalents of Seller;

         (c) Seller's books and records relating solely to internal corporate matters and any other books and records not related to the Station or the business or operations of the Station;

         (d) Any claims, rights and interest of Seller in and to any (i) refunds of Taxes or fees of any nature whatsoever or (ii) deposits or utility deposits, which, in each case, relate solely to the period prior to the Closing Date;

         (e) All insurance contracts, including the cash surrender value thereof, and all insurance proceeds or claims made by Seller relating to property or equipment repaired, replaced or restored by Seller prior to the Closing Date;

         (f) All Employee Benefit Plans and all assets or funds held in trust, or otherwise, associated with or used in connection with the Employee Benefit Plans;

         (g)  All Choses in Action, if any, of Seller (i) relating to Taxes or
(ii) described in SCHEDULE 2.2(g);

         (h)  All Accounts Receivable;

         (i) All tangible and intangible personal property disposed of or consumed in the ordinary course of business between the date of this Agreement and the Closing Date, or as otherwise permitted under the terms hereof;

         (j) Any collective bargaining agreement, any other Contract not included in the Assumed Contracts, and all Contracts that have terminated or expired prior to the Closing Date in the ordinary course of business and as permitted hereunder;

         (k) The personal effects and other personal property, if any, identified on SCHEDULE 2.2(k);

         (l)  The consideration received by Seller hereunder;

         (m) The rights of Seller under this Agreement or any other Transaction Document;

         (n)  The capital stock of any subsidiary of Seller; and

         (o) The rights of Seller under the Contracts listed on SCHEDULE 2.2(o) and the executed copies thereof together with any documentation or records related thereto.

     II.3 PURCHASE PRICE. Subject to the adjustments set forth in Section 2.4, the Purchase Price for the Assets is $54,000,000.

     II.4   ADJUSTMENTS AND PRORATIONS.

         (a) All revenues of Seller arising from the operation of the Station earned or accrued up until 11:59 p.m. on the day prior to the Closing Date, and all operating expenses, arising therefrom incurred, accrued or payable up until such time, including operating expenses arising under the Assumed Contracts, tower rentals (other than rental payments with respect to the Station's tower at 315 Ennis Street, Houston, Texas), business and license fees, utility charges, real and personal property Taxes levied against the Assets, property and equipment rentals, applicable copyright or other fees, sales and service charges, other Taxes, wages, salaries, vacation, sick leave, personal days, commissions and other employee compensation pay, music license fees and similar prepaid and deferred items, shall be prorated between Buyer and Seller in accordance with the principle that (i) Seller shall receive all revenues, refunds and deposits of Seller held by third parties, and shall be responsible for all operating expenses incurred, payable or allocable to the conduct of the business and operations of the Station for the period ending at 11:59 p.m. on the day prior to the Closing Date and (ii) Buyer shall receive all revenues earned or accrued and shall be responsible for all operating expenses, incurred, payable or allocable to the conduct of the business and operations of the Station for the period commencing on and continuing after the Closing Date. An adjustment of the Purchase Price and proration shall be made in favor of Buyer to the extent that Buyer assumes any liability under any Assumed Contract to refund (or to credit against payments otherwise due) any security deposit or similar prepayment paid to Seller by any lessee or other third party which is not otherwise credited to Buyer. Subject to Buyer's receipt of appropriate estoppel certificates, an adjustment of the Purchase Price and proration shall be made in favor of Seller to the extent that Seller has made
(A) any security deposit under any Assumed Contract whether or not there is a proration under such Assumed Contract or (B) other prepayment under any Assumed Contracts for which there is a proration. Seller shall be liable for all of the costs of employee compensation relating to the Station properly attributable to or accruable on account of service with the Seller through 11:59 p.m. on the date prior to the Closing Date, including (1) all Taxes and related contributions, vacations and sick pay and (2) all group medical, dental or death benefits for expenses incurred, related to or arising from, events occurring on or prior to 11:59 p.m. on the date prior to the Closing Date, or death or disability occurring on or prior to 11:59 p.m. on the date prior to the Closing Date, whether reported by the Closing Date or thereafter; Buyer will be liable for all of the costs of employee compensation (including the types of costs referred to in clauses (1) and (2) above) relating to the Station, properly attributable or accruable thereafter on account of service with Buyer. Except as provided in Section 2.5(b), Trade Deals shall not be adjusted or prorated.

         (b) Adjustments or prorations pursuant to this Section 2.4 will be determined in accordance with GAAP, consistently applied, at the option of Seller (i) paid on the Closing Date in accordance with the provisions of
Section 9.1(a)(iv) based upon Seller's good faith calculation delivered to Buyer no more than five business days prior to the Pre-Closing Date or (ii) paid within 15 business days following the Closing Date based upon Seller's good faith calculation delivered to Buyer no more than ten business days following the Closing Date, with final settlement and payment by the appropriate party occurring no later than 60 days after the Closing Date, unless there is a dispute with respect thereto (in which event the payment shall be made as set forth below). In the event of a dispute regarding Seller's calculation, within 60 days after the Closing Date, Buyer shall submit to Seller its good faith determination of the adjustments or prorations required by this Section 2.4. Buyer's determination of the amount of adjustment under this Section 2.4 shall be made in accordance with GAAP, consistently applied. If Seller disagrees with the determination made by Buyer of the adjustment, Seller shall give prompt written notice thereof, but in no event later than 20 days after notice of Buyer's determination, specifying in reasonable detail the nature and extent of the disagreement, and Buyer and Seller shall have a period of 30 days in which to resolve the disagreement. If the parties are unable to resolve the disagreement within the 30-day period, the matter shall be submitted to Coopers & Lybrand L.L.P., an independent certified public accounting firm, which accounting firm shall be directed to submit a final resolution within 30 days. The accounting firm's determination shall be binding on Buyer and Seller. Each party shall bear the fees and expenses of its own representatives, including its independent accountants, if any, and shall share equally the fees and expenses of Coopers & Lybrand, L.L.P., if engaged, to resolve any disagreement between the parties. Within five business days following a final determination hereunder, the party obligated to make payment will make the payments determined to be due and owing in accordance with this Section 2.4.

     II.5   ASSUMPTION OF LIABILITIES AND OBLIGATIONS.

         (a) As of the Closing Date, Buyer shall assume and undertake to pay, discharge and perform all the obligations and liabilities of Seller relating to the Station under the Licenses and the Assumed Contracts assumed by Buyer relating to the time period beginning on or arising out of events occurring on or after the Closing Date. All other obligations and liabilities of Seller, including (i) obligations or liabilities under any contract not included in the Assumed Contracts, (ii) obligations or liabilities under any Assumed Contract for which a Consent, if required, has not been obtained as of the Closing (until such consent has been obtained),
(iii) any obligations and liabilities arising under the Assumed Contracts that relate to the time period prior to the Closing Date or arise out of events occurring prior to the Closing Date, (iv) any forfeiture, claim or pending litigation or proceeding relating to the business or operations of the Station prior to the Closing Date, and (v) any obligations or liabilities with respect employees of the Station who are not employed by Buyer, shall remain and be the obligation and liability solely of Seller. Other than as specified in the first sentence of this Section 2.5, Buyer, directly or indirectly, shall assume no liabilities or obligations of Seller and shall not be liable therefor. If Buyer is liable by operation of law for liabilities of Seller not expressly assumed by Buyer, then Seller shall not be liable to Buyer with respect to such liabilities unless and to the extent the Seller is liable to Buyer under its indemnification obligations under
Article XI.

         (b) On the Closing Date, Buyer shall assume Seller's obligations under Trade Deals. If, with respect to trade, barter or similar agreements for the sale of time for merchandise and/or services ("Barter Agreements") assumed by Buyer pursuant to Section 2.1(e), excluding any Station or sales promotion trades, there exists on the Closing Date an aggregate negative barter balance (i.e., the amount by which the value of the advertising time yet to be aired exceeds the consideration yet to be received by the Seller therefor) in excess of $50,000, based upon the Station's then prevailing rates, then such excess will be treated as prepaid time sales and adjusted for as a proration in Buyer's favor. If, however, there exists on the Closing Date an aggregate positive barter balance (i.e., the amount by which the value of the advertising time yet to be aired is less than the consideration yet to be received by the Seller therefor) with respect to Barter Agreements assumed by Buyer, Seller shall receive no credit for the excess benefits to be received by Buyer. The Trade Deals assumed by Buyer pursuant to the terms of this Section 2.5(b) shall be considered Assumed Contracts. Buyer agrees to use its reasonable efforts to cause the current owner and operator of the Station to reduce or eliminate the obligations of the Station under Trade Deals prior to the Closing.

     2.6 ALLOCATION. On or before the date (the "Allocation Date") that is the later of (i) 30 days after the Closing Date or (ii) ten days after a final determination of any post-Closing adjustments or prorations to the Purchase Price pursuant to Section 2.4, Seller and Buyer shall negotiate in good faith an allocation of the Purchase Price among the Assets (as well as any liabilities assumed by Buyer) that complies with Section 1060 of the Code with respect to the allocation of the Purchase Price. If the allocation is not agreed upon on or before the Allocation Date, then Buyer and Seller agree that the allocation shall be made and consistently reported by Buyer and Seller in compliance with Section 1060 based upon an asset valuation supplied by Bond & Pecaro. The cost of such appraisal shall be shared equally by Buyer and Seller. Buyer will order such appraisal from Bond & Pecaro as soon as practicable after such date as Buyer and Seller fail to agree on such allocation. The appraisal, if required, shall be provided to Seller within 45 days after the date of such order.

                                     ARTICLE III

                            REPRESENTATIONS AND WARRANTIES

     III.1  REPRESENTATIONS AND WARRANTIES REGARDING SELLER.   Seller
represents and warrants to Buyer as follows (with the understanding that Buyer is relying on such representations and warranties in entering into and performing this Agreement); provided, however, that for purposes of this Agreement, (i) any representations or warranties given pursuant to Section 3.1(e)(i) and Sections 3.1(f) through 3.1(r) shall be deemed made with respect to events, act or omissions occurring or conditions coming into existence on or after the Seller Date (except as otherwise expressly provided in Section 3.1(f)), (ii) Seller shall not be deemed to be in breach of this Agreement to the extent such representations or warranties contained in
Section 3.1(e)(i) and in Sections 3.1(f) through 3.1(r) are inaccurate due to events, acts or omissions occurring or existing or conditions occurring or existing prior to the Seller Date that do not constitute a material breach by Seller of any covenants in this Agreement, (iii) the Schedules to this Agreement are based upon information provided to Seller in connection with the SFX Agreement, and (iv) Seller shall be permitted to update any Schedule referred to in Sections 3.1(e) through 3.1(r) to the extent any such Schedule is inaccurate under the circumstances described in the foregoing clause (ii).

         (a) ORGANIZATION, GOOD STANDING, ETC. Seller is a corporation, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each state in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except to the extent that the failure to be so qualified would not have a Material Adverse Effect. Seller has delivered to Buyer true and complete copies of its Certificate of Incorporation and Bylaws, as in effect at the date of this Agreement. Seller is not in violation of any provisions of its Certificate of Incorporation or Bylaws.

         (b) SUBSIDIARIES OF SELLER. No other corporation, partnership or other person owns any assets that are material to the ownership or operation of the Stations that are not included in the Assets.

         (c) AUTHORITY. Seller has all requisite corporate power and authority to enter into this Agreement, the Closing Escrow Agreement, the Bill of Sale and Assignment, the Assumption Agreement, and each other agreement, document, and instrument required to be executed in accordance herewith (collectively, the "Transaction Documents") to which Seller is a party and to consummate the transactions contemplated hereby or thereby. The execution and delivery of the Transaction Documents to which Seller is a party and the consummation by Seller of the transactions contemplated hereby or thereby have been duly authorized by all necessary corporate action on the part of Seller. The Transaction Documents to which Seller is a party have been, or upon execution and delivery will be, duly executed and delivered and constitute, or upon execution and delivery will constitute, the valid and binding obligations of Seller enforceable against it in accordance with their terms, subject as to enforceability to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

         (d) NO CONFLICT; REQUIRED FILINGS AND CONSENTS. The execution and delivery of the Transaction Documents to which Seller is a party do not and the performance by Seller of the transactions contemplated hereby or thereby will not, subject to obtaining the consents, approvals, authorizations, and permits and making the filings described in this Section 3.1(d), SCHEDULE 3.1(d) or on SCHEDULE 3.1(n), (i) violate, conflict with, or result in any breach of any provision of Seller's Certificate of Incorporation or Bylaws,
(ii) violate, conflict with, or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination of, or result in the acceleration of, or entitle any party to accelerate (whether as a result of a change of control of Seller or otherwise) any obligation, or result in the loss of any benefit, or give any person the right to require any security to be repurchased, or give rise to the creation of any Lien upon any of the material Assets under any of the terms, conditions, or provisions of any loan or credit agreement, note, bond, mortgage, indenture, or deed of trust, or any license, lease, agreement, or other instrument or obligation to which Seller is a party or by which it or any of the material Assets is bound except to the extent that such violation, conflict, breach, default, termination, acceleration, loss of benefit, repurchase, or creation of a Lien, charge, security interest or encumbrance would not have a Material Adverse Effect, or (iii) violate any material order, writ, judgment, injunction, decree, statute, law, rule, or regulation of any Governmental Entity applicable to Seller or by which or to which any of the material Assets is bound or subject, except to the extent that such violation would not have a Material Adverse Effect. No Consent of or registration, declaration, or filing with any Governmental Entity is required by or with respect to Seller or any Affiliate thereof in connection with the execution and delivery of any Transaction Documents by Seller or the consummation of the transactions contemplated hereby or thereby, except as set forth on SCHEDULE 3.1(d) or for (A), if applicable, the filing of a premerger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the expiration or termination of any waiting period in connection therewith and (B) the FCC Consents (as contemplated by Section 7.1 hereof) and notification to the FCC upon consummation of the transactions contemplated by this Agreement.

         (e)  REPORTS; FINANCIAL STATEMENTS; ABSENCE OF CERTAIN CHANGES OR
EVENTS.

            (i) Except as set forth on SCHEDULE 3.1(e)(i), Seller has filed timely all material forms, reports, statements, and other documents with respect to the Station that are required to be filed with the FCC or any and all other Governmental Entities (the "Company Reports"), except for failures to file that would not have a Material Adverse Effect. The Company Reports were prepared in all material respects in accordance with the requirements of applicable law.

            (ii) Seller has delivered to Buyer copies of SFX's internally prepared unaudited balance sheet of the Station as of December 31, 1996 and SFX's internally prepared unaudited income statement of the Station for the year then ended, together with copies of SFX's internally prepared unaudited balance sheet (the "Interim Balance Sheet") of the Station as of December 31, 1997 (the "Interim Balance Sheet Date") and SFX's internally prepared unaudited statement of income of the Station for the period then ended (the "Interim Income Statement") (collectively, the "Financial Statements"). The Financial Statements are set forth in SCHEDULE 3.1(e)(ii). As of the date of this Agreement to Seller's Knowledge, except as set forth on SCHEDULE 3.1(e)(ii), the Financial Statements present fairly, in all material respects, the financial position and results of operations of the Station as of December 31, 1996 and September 30, 1997, as the case may be, and for the year or period then ended in conformity with GAAP, except for the absence of footnotes and except that the Interim Balance Sheet and the Interim Income Statement may not have been prepared in accordance with GAAP and may not contain the disclosure required by GAAP.

            (iii) As of the date of this Agreement, to Seller's Knowledge, from the Interim Balance Sheet Date to the date of this Agreement, there has been no:

              (A) physical damage, destruction or loss in an amount exceeding $50,000 in the aggregate affecting the Assets which is not covered by insurance or not remedied within thirty (30) days;

              (B) increase in compensation payable or to become payable to any of the employees of the Station, or any material change in insurance benefits or other compensation arrangements affecting the employees of the Station (other than increases in wages and salaries or bonus payments made pursuant to employment agreements or in the ordinary course of business and consistent with past practice); or

              (C) waiver of any rights by Seller under any Contract, which waiver has had a Material Adverse Effect.

         (f)  COMPLIANCE WITH APPLICABLE LAWS: FCC MATTERS.

            (i) Except as set forth on SCHEDULE 3.1(f), the business of Seller has been conducted in compliance in all material respects with each Applicable Law except where the failure to comply would not have a Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on SCHEDULE 3.1(f), the Station has been operated in compliance in all material respects with the Communications Act of 1934, as amended, and all material rules, regulations and written policies of the FCC thereunder (collectively, the "Communications Act"), all material obligations with respect to equal employment opportunity under Applicable Laws, and all material rules and regulations of the Federal Aviation Administration applicable to each of the towers used or held for use by the Station except where the failure to comply would not have a Material Adverse Effect. The material required by 47 C.F.R.
     Section 73.3526 to be kept in the public inspection files of the Station is in such files, except for such materials the failure to include such would not have a Material Adverse Effect.

            (ii) SCHEDULE 3.1(f) contains a true and complete list of (A) all of the FCC Licenses, including the expiration dates thereof, as of the date of this Agreement and (B) all other material licenses, permits, or authorizations issued to Seller in connection with the operation of the Station by any other Governmental Entities and held by it as of the date of this Agreement. Such FCC Licenses, and other material licenses, permits, and authorizations, and all pending applications for modification, extension, or renewal thereof or for new material licenses, permits, permissions, or authorizations at the date of grant, are collectively referred to herein as the "Station Licenses." SCHEDULE
     3.1(f) accurately lists as of the date of this Agreement the legally authorized holder(s) of the Station Licenses. The Station Licenses constitute all the material licenses, permits and authorizations required for the operation of the Station as of the date of this Agreement and each of the Station Licenses is in full force and effect. The Station has been operated in all material respects in accordance with the terms of its Station Licenses and the Seller is otherwise in compliance with the terms of such Station Licenses in all material respects. Except as set forth on
     SCHEDULE 3.1(f), there are no proceedings pending against Seller or, to the Knowledge of Seller, threatened with respect to Seller's ownership or operation of the Station which has resulted in or would result in the revocation, material adverse modification, non-renewal, or suspension of any of the Station Licenses by reason of the actions or qualifications of Seller, the denial of any pending applications for any Station Licenses by reason of the actions or qualifications of Seller, the issuance against Seller of any cease and desist order, or the imposition of any administrative actions (which shall include the proposed assessment of any fines or penalties) by the FCC or any other Governmental Entity with respect to any Station Licenses, or which has materially adversely affected or would materially adversely affect the Station's ability to operate as operated on the date of this Agreement or Buyer's ability to obtain control of any Station Licenses or to operate the Station. Except as set forth on SCHEDULE 3.1(f), to the Knowledge of Seller, no other broadcast station or radio communications facility is causing material interference to the Station's transmissions beyond that which is allowed by FCC rules and regulations and the Station is not causing material interference to any other broadcast station or radio communications facilities' transmissions beyond that which is allowed by the FCC rules and regulations. To the Knowledge of Seller, except as set forth on SCHEDULE 3.1(f), there is no reason to believe that the FCC will not renew any of the Station Licenses issued by the FCC in the ordinary course of business. To the Knowledge of Seller, except as set forth on SCHEDULE 3.1(f), there are no facts relating to Seller under the Communications Act that have disqualified or would disqualify Seller from transferring control of any of the Station Licenses pursuant to the terms of this Agreement or that would prevent the consummation by Seller of the transactions contemplated by this Agreement. For the purposes of Section 8.2(a), the representations contained in this Section 3.1(f)(ii) shall be deemed to be made as of the Closing and shall not be deemed modified by the introductory paragraph to this Section 3.1 when made for such purpose.

         (g) ABSENCE OF LITIGATION. Except as set forth on SCHEDULE 3.1(g), as of the Seller Date, there is no material action, suit, investigation, judicial, or administrative proceeding, grievance, or arbitration pending or, to the Knowledge of Seller, threatened against Seller or any of the material Assets by or before any arbitrator or Governmental Entity, in each case that would have a Material Adverse Effect. Except as set forth in SCHEDULE 3.1(g), there is no judgment, decree, injunction, order, determination, or award of any Governmental Entity or arbitrator outstanding against Seller or any of the material Assets. Except as set forth on SCHEDULE 3.1(g), there is no action, suit, judicial, or administrative proceeding pending or, to the Knowledge of Seller, threatened against Seller relating to the transactions contemplated by this Agreement.

         (h) INSURANCE. SCHEDULE 3.1(h) sets forth an accurate summary of all the policies of general liability, malpractice liability, fire, theft, and other insurance maintained with respect to the operations, assets, or business of Seller. Except as set forth on SCHEDULE 3.1(h), such policies provide adequate coverage against loss. Except as set forth on SCHEDULE 3.1(h), to the Knowledge of Seller, Seller has not taken actions or failed to act in a manner, including the failure by Seller to give any notice or information or the delivery of any inaccurate or erroneous notice or information, which would limit or impair the rights of Seller under any such insurance policies in such a manner as would have a Material Adverse Effect.

         (i) OWNED REAL PROPERTY. Seller does not own any real property in fee.

         (j) LEASED REAL PROPERTY. SCHEDULE 3.1(j) contains a list of all the leasehold interests relating to the business and operations of the Station as now conducted. Each lease described in SCHEDULE 3.1(j) is a valid and binding obligation of Seller and is in full force and effect without amendment other than as described in SCHEDULE 3.1(j). Except as otherwise disclosed on SCHEDULE 3.1(j), Seller is not, and to the Knowledge of the Seller, no other party is, in default in any material respect under any lease described in SCHEDULE 3.1(J).

         (k) PERSONAL PROPERTY. Except as set forth on SCHEDULE 3.1(k), Seller has good title to, or a valid leasehold or license interest in, all material Personal Property. Except as otherwise disclosed in SCHEDULE 3.1(k), the Personal Property is in good operating condition and repair (ordinary wear and tear excepted). Seller is not, and to the Knowledge of Seller, no other party is, in default under any of the leases, licenses and other Contracts relating to the Personal Property.

         (l) LIENS AND ENCUMBRANCES. All of the material Assets are free and clear of all liens, pledges, claims, security interests, restrictions, mortgages, tenancies, and other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights of way, covenants, restrictions, rights of first refusal, defects in title, encroachments, and other burdens, options or encumbrances of any kind (collectively, "Liens") except (i) Permitted Encumbrances and (ii) Liens set forth on SCHEDULE 3.1(l) (the Liens referred to in clauses (i) and (ii) being "Permitted Liens"). At the Closing, all of the Assets shall be free and clear of all Liens other than Permitted Encumbrances.

         (m) ENVIRONMENTAL MATTERS. Except as set forth on SCHEDULE 3.1(m) or expressly disclosed in the Existing ESAs, to the Knowledge of Seller:

            (i) The real property and facilities owned, operated, and leased by Seller and the operations of Seller thereon comply in all material respects with all applicable Environmental Laws, except to the extent that lack of such compliance would not have a Material Adverse Effect;

            (ii) No judicial proceedings are pending or, to the Knowledge of Seller, threatened against Seller alleging the violation of any Environmental Laws, and there are no administrative proceedings pending or, to the Knowledge of Seller, threatened against Seller, alleging the violation of any Environmental Laws and no written notice from any Governmental Entity or any private or public person has been received by Seller claiming any violation of any Environmental Laws in connection with any real property or facility owned, operated or leased by Seller, or requiring any remediation, clean-up, modification, repairs, work, construction, alterations, or installations on or in connection with any real property or facility owned, operated or leased by Seller that are necessary to comply with any Environmental Laws and that have not been complied with or otherwise resolved to the satisfaction of the party giving such notice;

            (iii) All material permits, registrations, licenses, and authorizations ("Permits") required to be obtained or filed by Seller under any Environmental Laws in connection with the operation of the Station, including those activities relating to the generation, use, storage, treatment, disposal, release, or remediation of Hazardous Substances (as such term is defined in Section 3.1(m)(iv) hereof), have been duly obtained or filed, and Seller is in full compliance in all material respects with the terms and conditions of all such Permits, except to the extent that the failure to obtain or file any such Permit would not have a Material Adverse Effect;

            (iv) All Hazardous Substances used or generated by Seller on, in, or under any of the Seller owned, operated, or leased real property or facilities are generated, stored, used, treated, disposed of, and released by such persons or on their behalf in such manner as not to result in any material Environmental Costs or Liabilities, other than those Environmental Costs and Liabilities that would not have a Material Adverse Effect. "Hazardous Substances" means (A) any hazardous materials, hazardous wastes, hazardous substances, toxic wastes, and toxic substances as those or similar terms are defined under any Environmental Laws;
     (B) any asbestos or any material which contains any hydrated mineral silicate, including chrysolite, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable; (C) PCBs, or PCB-containing materials, or fluids; (D) radon; (E) any other hazardous, radioactive, toxic or noxious substance, material, pollutant, contaminant, constituent, or solid, liquid or gaseous waste regulated under any Environmental Law; (F) any petroleum, petroleum hydrocarbons, petroleum products, crude oil and any fractions or derivatives thereof, any oil or gas exploration or production waste, and any natural gas, synthetic gas and any mixtures thereof; (G) any substance that, whether by its nature or its use, is subject to regulation under any Environmental Laws or with respect to which any Environmental Laws or Governmental Entity requires environmental investigation, monitoring or remediation; and (H) any underground storage tanks, dikes, or impoundments as defined under any Environmental Laws. "Environmental Costs or Liabilities" means any material losses, liabilities, obligations, damages, fines, penalties, judgments, settlements, actions, claims, costs and expenses (including, without limitation, reasonable fees, disbursements and expenses of legal counsel, experts, engineers and consultants, and the costs of investigation or feasibility studies and performance of remedial or removal actions and cleanup activities) in connection with (1) any violation of any Environmental Laws, (2) order of, or contract of Seller with, any Governmental Entity or any private or public persons or (3) a claim by any private or public person arising out of any exposure of any person or property to Hazardous Substances;

            (v) There are not any Hazardous Substances that are in a condition or location that violates any Environmental Law or that has required or would require remediation under any Environmental Laws or give rise to a claim for damages or compensation by any affected person or to any Environmental Costs or Liabilities, except for violations, required remediation, damages or compensation that would not have a Material Adverse Effect; and

            (vi) Seller has not received any notification from any source advising Seller that: (A) it is a potentially responsible party under CERCLA or any other Environmental Laws; (B) any real property or facility currently or previously owned, operated, or leased by it is identified or proposed for listing as a federal National Priorities List ("NPL") (or state-equivalent) site or a Comprehensive Environmental Response, Compensation and Liability Information System ("CERCLIS") list (or state-equivalent) site; and (C) any facility to which it has ever transported or otherwise arranged for the disposal of Hazardous Substances is identified or proposed for listing as an NPL (or state-equivalent) site or CERCLIS (or state-equivalent) site.

         (n) CERTAIN AGREEMENTS. SCHEDULE 3.1(n) hereto lists (excluding advertising contracts or commitments for the sale of advertising time for cash entered into in the ordinary course of business and Contracts referred to in SCHEDULE 3.1(o)) each (i) employment or consulting Contract (unless such employment or consulting Contract is terminable without liability or penalty on 30 days or less notice, (ii) Contract under which any party thereto remains obligated to provide goods or services having a value, or to make payments aggregating, in excess of $50,000 per year, (iii) other Contract that is material to the operation of the Station or to the Seller's business, and (iv) Contract set forth on Schedule 3.1(j) (relating to leasehold interests) in any such case to which Seller is a party or Seller or the Assets is bound (such Contracts listed or required to be listed on SCHEDULE 3.1(n) and 3.1(o), the "Material Contracts"). Each Material Contract is a valid and binding obligation of Seller and is in full force and effect. Seller and, to the Knowledge of Seller, each other party to such Material Contracts (with or without lapse of time or the giving of notice, or both) is not in material breach or default thereunder, except for breaches or defaults that would not have a Material Adverse Effect. SCHEDULE 3.1(n) identifies, as to each such Material Contract listed thereon, (A) (1) whether the consent of the other party thereto is required in connection with the assignment of such Material Contracts to Buyer and (2) whether notice must be provided to any party thereto (and the length of such notice), in each case in order for such Contract to continue in full force and effect upon the consummation of the transactions contemplated hereby, (B) whether such Contract will be an Assumed Contract, and (C) whether such Contract can be canceled by the other party without liability to such other party due to the consummation of the transactions contemplated hereby. A complete copy of each written Material Contract and a description of each oral Material Contract listed in SCHEDULE 3.1(n) has been provided to Buyer.

         (o) LABOR. Except as set forth on SCHEDULE 3.1(o), Seller is not a party to any collective bargaining agreement with respect to any employees of the Station. Except as set forth on SCHEDULE 3.1(o), Seller has received no written notice of any charges, complaints, or proceedings before the Equal Employment Opportunity Commission, Department of Labor or any other Governmental Entity responsible for regulating employment practices, pending, or, to Seller's Knowledge, threatened against it or the Station. Set forth on SCHEDULE 3.1(o) are the names of all present employees of the Station and the positions and total annual compensation of each. Except as set forth on
SCHEDULE 3.1(o), none of these employees are covered by any Employee Benefit Plan. True and correct copies of each plan described in SCHEDULE 3.1(o) have been furnished to Buyer along with a summary plan description if one is required by law or regulation.

         (p) PATENTS, TRADEMARKS, ETC. SCHEDULE 3.1(p) is a true and complete list of all of the Intellectual Property. Except as set forth on
SCHEDULE 3.1(p), Seller owns or has the unencumbered right to use pursuant to a valid, binding, and enforceable license agreement or other contract or arrangement all such Intellectual Property. Except as set forth on SCHEDULE 3.1(p), to the Knowledge of Seller, Seller is not infringing any such Intellectual Property, and Seller is not aware of any infringement by others of any of the Intellectual Property owned by Seller.

         (q) ASSETS. The Assets and the Excluded Assets include all assets used or held for use in connection with the business and operations of the Station as currently conducted.

         (r) TAXES. Seller has filed Tax Returns for all periods affecting the Station or the Assets, which are required to be filed by Seller to date, in accordance with provisions of law pertaining thereto, and has paid all Taxes required to have been paid by Seller to date with respect to or involving the Station or the Assets. Except as shown on SCHEDULE 3.1(r) hereto, Seller has not been advised that any returns relating to the Station or the Assets, federal, state, local or foreign, have been or are being audited as of the date of this Agreement, and to the Knowledge of Seller there are no liens for Taxes upon the Station or the Assets except for the Permitted Encumbrances. All monies required to be withheld by Seller from employees or collected from customers has been duly withheld and set aside or paid to the appropriate governmental agency.

         (s) SFX AGREEMENT. Except as set forth on SCHEDULE 3.1(s), Seller has no Knowledge of the occurrences or failure to occur of any event that has caused any SFX Warranty to be untrue or inaccurate in any material respect, or the breach or nonperformance by SFX in any material respect of any covenant or agreement contained in the SFX Agreement which could reasonably be expected to have a Material Adverse Effect, and neither Seller not any of its Affiliates has executed any waivers in respect of any such untruth, inaccuracy, breach or nonperformance.

         (t) CONSENT DECREE. Seller has delivered to Buyer a true and correct copy of the most recent draft of that certain Stipulation and Order dated March 19, 1998, including the proposed Final Judgment, among the DOJ, SFX, and Capstar Broadcasting Corporation (as executed, the "Consent Decree"). Seller acknowledges that Buyer has informed it that Buyer intends to convert the Station to a Spanish language format after the Closing.

     III.2 REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller as follows (with the understanding that Seller is relying on such representations and warranties in entering into and performing this Agreement):

         (a) ORGANIZATION STANDING AND POWER. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted.

          (b) AUTHORITY. Buyer has all requisite corporate power and authority to enter into the Transaction Documents to which it will be a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of such Transaction Documents by Buyer and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer. The Transaction Documents to which Buyer will be a party have been, or upon execution and delivery will be, duly executed and delivered and constitute, or, upon execution and delivery, will constitute the valid and binding obligation of Buyer, enforceable against it in accordance with their terms.

         (c) NO CONFLICT; REQUIRED FILINGS AND CONSENTS. The execution and delivery of the Transaction Documents to which Buyer will be a party do not and the performance by Buyer of the transactions contemplated hereby or thereby will not, subject to obtaining the consents, approvals, authorizations, and permits and making the filings described in this Section 3.2(c) or on SCHEDULE 3.2(c), (i) violate, conflict with, or result in any breach of any provisions of Buyer's Articles of Incorporation and Bylaws,
(ii) violate, conflict with, or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination of, or result in the acceleration of, or entitle any party to accelerate any obligation, or result in the loss of any benefit, or give any person the right to require any security to be repurchased, or give rise to the creation of any Lien upon any of its assets under any of the terms, conditions, or provisions of any loan or credit agreement, note, bond, mortgage, indenture, or deed of trust, or any license, lease, agreement, or other instrument or obligation to which Buyer is a party or by which it or any of its material assets may be bound or subjected, or
(iii) violate any order, writ, judgment, injunction, decree, statute, law, rule or regulation, of any Governmental Entity applicable to Buyer or by which or to which any of the material Assets is bound or subject. No Consent of, or declaration, registration or filing with, any Governmental Entity is required by or with respect to Buyer or any Affiliate of Buyer in connection with the execution and delivery of any Transaction Documents by Buyer or the consummation by it of the transactions contemplated hereby or thereby, except for (A) the filing of a premerger notification report under the HSR Act and the expiration or termination of the waiting period thereunder and (B) the FCC Consents (as contemplated by

Section 7.1) and notification to the FCC upon consummation of the transactions contemplated by this Agreement.

         (d) LITIGATION. There is no material action, suit, investigation, judicial or administrative proceeding, grievance, or arbitration pending or, to the Knowledge of Buyer, threatened against it by or before any arbitrator or Governmental Entity relating to the transactions contemplated by this Agreement or any other Transaction Document which, if adversely determined, would adversely effect its ability to consummate the transactions contemplated by this Agreement or to perform its covenants and agreements under this Agreement or any other Transaction Document.

         (e) FCC MATTERS. To the Knowledge of Buyer, there are no facts relating to Buyer or any Affiliate of Buyer under the Communications Act that reasonably may be expected to disqualify it or any Affiliate of Buyer from qualifying as an assignee of the Station Licenses, that would prevent it from consummating the transactions contemplated by this Agreement or delay the grant of the FCC Consents, or that may reasonably be expected to cause the FCC to impose any Divestiture Condition on Buyer or any Affiliate of Buyer (or any person in which Buyer or any Affiliate of Buyer has an attributable interest under FCC rules). It is not necessary for Buyer or any Affiliate of Buyer (or any person in which Buyer or any Affiliate of Buyer has an attributable interest under FCC rules) to seek or obtain any waiver from the FCC, dispose of any interest in any media or communications property or interest (including, without limitation, the Station), terminate any venture or arrangement, or effectuate any changes or restructuring of its ownership, including, without limitation, the withdrawal or removal of officers or directors or the conversion or repurchase of equity securities of Buyer or an Affiliate of Buyer or owned by Buyer or any Affiliate of Buyer (or any person in which Buyer or any Affiliate of Buyer has any attributable interest under FCC rules). Buyer is able to certify on an FCC Form 314 that it is financially qualified.

         (f) DOJ AND FTC MATTERS. There are no facts relating to Buyer, any Affiliate of Buyer or any ultimate parent entity of Buyer (within the meaning of the HSR Act) that would cause the DOJ or FTC to seek to (i) prevent Buyer from consummating the transactions contemplated by the Agreement or (ii) impose any Divestiture Condition on Buyer or any Affiliate of Buyer.

         (g) CONSENT DECREE. Buyer has received a copy of the draft of the Consent Decree dated March 19, 1998 from Seller and has been informed by Seller that the transactions contemplated hereby are being entered into pursuant to the Consent Decree. Seller has made available to Buyer information customarily provided in a due diligence process as requested by Buyer. Seller has afforded Buyer access to personnel of the Station and the opportunity to make such inspections of the Assets and the financial, operational, and other information regarding the Station as Buyer has from time to time requested.

                                      ARTICLE IV

                      COVENANTS RELATING TO CONDUCT OF BUSINESS

     IV.1 COVENANTS OF SELLER. Except as contemplated by this Agreement or to the extent that Buyer shall otherwise consent in writing, from the date of this Agreement (with respect to

Sections 4.1(f), 4.1(g), and 4.1(h)), and from the Seller Date (with respect to Sections 4.1(a), 4.1(b), 4.1(c), 4.1(d) and 4.1(e)), until the Closing, Seller covenants and agrees that Seller shall not:

         (a) conduct the business of the Station in any manner except in the ordinary course; or

         (b) fail in the ordinary course of business to preserve intact the Station's business organization and preserve its relationships with customers, suppliers and others having business dealings with it; or

         (c) fail to use commercially reasonable efforts to maintain the material Assets in their current condition, except for ordinary wear and tear and damage by casualty governed by Section 7.7; or

         (d) fail to use all commercially reasonable efforts to maintain the format of the Station; or

         (e) except for amendments of employment agreements in the ordinary course of business, materially amend, terminate, or fail to use commercially reasonable efforts to renew any Material Contract or default in any material respect (or take or omit to take any action that, with or without the giving notice or passage of time, would constitute a material default) under any Material Contract or, except in the ordinary course of business, enter into any new Material Contract; or

         (f) sell (whether by merger, consolidation, or the sale of an equity interest or assets), lease, or dispose of any Assets except in the ordinary course of business or, even if in the ordinary course of business (other than sales of surplus or obsolete equipment), whether in one or more transactions, in no event involving an Asset or Assets having an aggregate fair market value in excess of $50,000, other than pursuant to the Back-up Trust Agreement in connection with an assignment of this Agreement to, and the assumption of this Agreement by, the trustee of the Capstar Trust; or

         (g) except for the execution of the Back-up Trust Agreement and the Capstar Sale Agreement, enter into, or enter into negotiations or discussions with any person other than Buyer with respect to, any local marketing agreement, time brokerage agreement, joint sales agreement, or any other similar agreement; or

         (h) except for the execution of the Back-up Trust Agreement and the Capstar Sale Agreement, agree to or make any commitment, orally or in writing, to take any actions prohibited by this Agreement.

     IV.2 BROADCAST TRANSMISSION INTERRUPTION. If, after the Seller Date and before the Closing, the regular broadcast transmission of the Station is interrupted for a period of 24 hours or more, excluding normal and routine maintenance, Seller shall give prompt written notice thereof to Buyer.
Seller shall use its commercially reasonable efforts to restore regular broadcast transmission, and if that is not possible, to restore transmission to the highest power and coverage possible. If the regular broadcast transmission of the Station is interrupted, excluding normal and routine maintenance, at the Pre-Closing Date and such interruption has existed (a) for a period of 24 hours or more or (b) for a period of less than 24 hours, but only if the Station's regular broadcast transmission cannot reasonably be expected to be restored within 24 hours (a "Material Interruption"), Seller shall be entitled to withhold $5,400,000 from the Purchase Price pending the restoration of regular broadcast transmission and the determination of the cause of the interruption. If a Material Interruption is occurring at the Closing Date, Buyer and Seller shall instruct the Closing Escrow Agent to withhold $5,400,000 (or such lesser amount as Buyer and Seller may agree is appropriate) from the Purchase Price to be delivered to the Seller pursuant to Section 9.4 and the Closing Escrow Agreement. Any loss, damage, impairment, confiscation or condemnation that results in an interruption of regular broadcast transmission as described above shall be a Buyer Indemnified Cost and shall be treated in accordance with Section 7.7. Upon the determination of the amount of any such Buyer Indemnified Cost with respect to amounts held by the Closing Escrow Agent, Buyer and Seller shall instruct the Closing Escrow Agent to deliver the amount equal to such Buyer Indemnified Cost to Buyer and the balance of the amount of the Purchase Price then held in escrow to Seller, within two business days after such determination.

     IV.3 CONSENT DECREE. Seller shall deliver to Buyer a true and correct copy of the executed Consent Decree as promptly as practicable upon Seller's receipt thereof.

                                      ARTICLE V

                           ADDITIONAL AGREEMENTS OF SELLER

     V.1 NO SOLICITATION OF TRANSACTIONS. Except for the execution of the Back-up Trust Agreement and the Capstar Sale Agreement, Seller shall not, directly or indirectly, through any officer, director, stockholder, employee, agent, financial advisor, banker or other representative, or otherwise, solicit, initiate, or encourage the submission of any proposal or offer from any person relating to any acquisition or purchase of all or any material portion of the Assets or any equity interest in Seller or any merger, consolidation, share exchange, business combination, or other similar transaction with Seller or participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate, or encourage, any effort or attempt by any other person to do or seek any of the foregoing. Except for the execution of the Back-up Trust Agreement and the Capstar Sale Agreement, Seller immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

     V.2 ACCESS AND INFORMATION. (a) From the Seller Date until the Closing, subject only to applicable rules and regulations of the FCC and provided that Buyer shall agree to be bound by any confidentiality provisions of any Material Contracts, Seller shall, at the sole cost and expense of Buyer, afford to Buyer and its representatives (including accountants and counsel) reasonable access, during normal business hours, upon reasonable prior notice and in such manner as will not unreasonably interfere with the conduct of the business of Seller, to all properties, books, records, and Tax Returns of Seller and all other information with respect to its business, together with the opportunity, at the sole cost and expense of Buyer, to make copies of such books, records, and other documents and to discuss the business of Seller with such officers, directors, accountants, consultants, and counsel for Seller as Buyer deems reasonably necessary or appropriate for the purposes of familiarizing itself with Seller and the Station, including the right to visit the Station; provided, however, that such Station visits shall be scheduled at least five business days in advance and shall be conducted in a manner intended to minimize the disruption of the operations of the Station; provided, further, however, that Buyer shall not contact any Station personnel without the express prior consent of Seller. All information provided to Buyer pursuant to this Agreement shall be considered confidential information and will not be disclosed to any third party or utilized by Buyer for any purpose other than consummating the transactions contemplated hereby, until such time as the transactions contemplated by this Agreement have been consummated.

         (b) Within 10 days after its receipt from SFX, Seller shall deliver to Buyer, for the Station, monthly operating statements prepared in the ordinary course of business for internal purposes.

     V.3 COMPLIANCE WITH STATION LICENSES. Seller shall cause the Station to be operated in all material respects in accordance with the Station Licenses and all applicable rules and regulations of the FCC and in compliance in all material respects with all other applicable laws, regulations, rules, and orders. Seller shall use all commercially reasonable efforts not to cause or permit any of the Station Licenses to expire without the timely filing of an application for renewal or be surrendered, modified in a materially adverse manner, or terminated. Seller shall file or cause to be filed with the FCC all applications (including license renewals) or other documents required to be filed in connection with the operation of the Station. Should the FCC institute any proceedings for the suspension, revocation or materially adverse modification of any of the Station Licenses (other than arising as a result of any fact pertaining to or any action of Buyer or any of its Affiliates) or any forfeiture proceedings, Seller will use all commercially reasonable efforts to promptly contest such proceedings and to seek to have such proceedings terminated in a manner that is favorable to the Station. Seller will use its commercially reasonable efforts to maintain the FCC construction permits (if any) listed in SCHEDULE 3.1(f) in effect until the applicable construction projects are timely completed and to diligently prosecute all pending FCC applications listed in SCHEDULE 3.1(f). If Seller receives an administrative or other order or notification relating to any violation or claimed violation by Seller of the rules and regulations of the FCC, or of any other Governmental Entity, or should Seller become aware of any fact relating to the qualifications of Seller that reasonably could be expected to cause the FCC to withhold its consent to the assignment of the Station Licenses, Seller shall promptly notify Buyer in writing and, other than with respect to a Divestiture Condition or in connection with any act or omission of Buyer or any Affiliate of Buyer, use its commercially reasonable efforts to take such steps as may be necessary to remove any such impediment to the transactions contemplated by this Agreement. This Section 5.3 shall apply only after the Seller Date.

     V.4 NOTIFICATION OF CERTAIN MATTERS. Seller shall give prompt written notice to Buyer of (a) the occurrence, or failure to occur, of any event of which it has Knowledge that has caused (i any representation or warranty of Seller contained in this Agreement to be untrue or inaccurate in any material respect from the date made to the Closing or (ii) any SFX Warranty to be untrue or inaccurate in any material respect, or the breach or nonperformance by SFX of any covenant or agreement contained therein and (b) the failure of Seller to comply with or satisfy in any material respect any covenant, condition, or agreement to be complied with or satisfied by it hereunder. No such notification shall affect the representations or warranties of the parties or the conditions to their respective obligations hereunder.

     V.5 THIRD PARTY CONSENTS. Prior to the Closing, Seller shall use its commercially reasonable efforts, but excluding making any payments, to obtain the written consent from any party to an agreement or instrument identified in SCHEDULE 3.1(N) or any other Assumed Contract which is required to permit the consummation of the transactions contemplated hereby.

     V.6 SFX AGREEMENT. Seller agrees that any (a) waiver by it of the performance by SFX of any covenant of SFX contained in the SFX Agreement that relates to the Station, or (b) any amendment of any of the covenants of SFX contained in the SFX Agreement relating to the Station, shall either be consented to in writing by Buyer or that any damages, losses, claims, liabilities, demands, charges, suits, penalties, costs and expenses that any of the Buyer Indemnified Parties incurs as a result of such waiver or amendment shall constitute Buyer Indemnified Costs.

                                      ARTICLE VI

                                  COVENANTS OF BUYER

     VI.1 NOTIFICATION OF CERTAIN MATTERS. If Buyer or any Affiliate of Buyer receives an administrative or other order or notification relating to any violation or claimed violation of the rules and regulations of the FCC, or of any Governmental Entity (including without limitation seeking or relating to a Divestiture Condition), that could affect Buyer's ability to consummate the transactions contemplated hereby, or should Buyer or any Affiliate of Buyer become aware of any fact relating to the qualifications of Buyer or any of its Affiliates that reasonably could be expected to cause the FCC to withhold its consent to the assignment of the Station Licenses, Buyer shall promptly notify Seller thereof and shall take such steps as may be necessary to remove any such impediment to the transactions contemplated by this Agreement; including without limitation steps to satisfy or cause to be removed or prevent the imposition of all Divestiture Conditions, including to divest itself or cause any Affiliate of Buyer to divest itself of any media business or interest therein, including without limitation the Station. In addition, Buyer shall give to Seller prompt written notice of (a) the occurrence, or failure to occur, of any event of which it has become aware that has caused any representation or warranty of Buyer contained in this Agreement to be untrue or inaccurate in any material respect as to the date made, and (b) the failure of Buyer to comply with or satisfy in any material respect any covenant, condition, or agreement to be complied with or satisfied by it hereunder. No such notification shall affect the representations or warranties of the parties or the conditions to their respective obligations hereunder.

     VI.2 EMPLOYEE MATTERS. Buyer will use its commercially reasonable efforts to determine at least ten days prior to the Closing Date those employees of Seller whom it desires to extend offers of employment. Any offers so extended by Buyer shall be on such terms and conditions that Buyer shall determine in its sole discretion. Buyer will give Seller prompt notice of the names of any employee of Seller who Buyer has determined to extend an offer of employment.

     VI.3 ACCESS TO INFORMATION. From and after the Closing Date, Buyer shall, during normal business hours and upon reasonable notice, make available and provide Seller and its representatives with access to the facilities and properties of the Station and to all information, files, documents and records relating to the Station for any and all periods prior to or including the Closing Date which Seller (or any Affiliate of Seller) requires with respect to any reasonable business purpose or in connection with any claim, dispute, action, cause of action, investigation or proceeding of any kind by or against any person including any Indemnified Party and shall cooperate fully with Seller and its representatives in connection with the foregoing, at Seller's sole cost and expense, including, without limitation, and subject to Section 2.1(h), by making tax, accounting and financial personnel and the appropriate employees of Buyer and its Affiliates available to Seller and its representatives with regard to any reasonable business purpose.

     VI.4 COMPLIANCE WITH CONSENT DECREE. Seller agrees to provide additional information to the DOJ as requested by the DOJ in connection with its approval of the transactions contemplated hereby pursuant to the Consent Decree within 15 days of any such request.

                                     ARTICLE VII

                                   MUTUAL COVENANTS

     VII.1 APPLICATION FOR FCC CONSENTS. On the date hereof, Seller (or its assignee) and Buyer will, and will cause all necessary persons or entities to, join in one or more applications filed with the FCC requesting the FCC's written consent to the assignment of the FCC Licenses pursuant to this Agreement (the "Applications"). The parties will use their commercially reasonable efforts to take such steps as may be necessary (a) to diligently prosecute the Applications and (b) to promptly obtain the FCC Consents, including actions by Buyer, at its sole cost and expense, to satisfy or cause to be removed or prevent the imposition of all Divestiture Conditions, including to divest itself or cause any Affiliate of Buyer to divest itself of any media business or interest therein, including without limitation of the Station. The failure by Buyer to satisfy or cause to be removed or prevent the imposition of all Divestiture Conditions on or before the Termination Date or the failure by either party to use commercially reasonable efforts to timely file or diligently prosecute its portion of any Application shall be a material breach of this Agreement.

     VII.2 CONTROL OF STATION. Between the date of this Agreement and the Closing Date, Buyer will not directly or indirectly control, supervise or direct the operation of the Station. Further, between the Seller Date and the Closing Date, Seller shall, directly or indirectly, supervise and control the operation of the Station. Such operation shall be the sole responsibility of Seller.

     VII.3 OTHER GOVERNMENTAL CONSENTS. Promptly following the execution of this Agreement, the parties shall proceed promptly to prepare and file with the appropriate Governmental Entities (other than the FCC) such requests, reports, or notifications as may be required in connection with this Agreement and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters (and in the case of any Divestiture Condition, at the sole cost and expense of Buyer). Without limiting the foregoing, promptly following the execution of this Agreement, the parties shall (a) file with the FTC and the DOJ the notifications and other information (if any) required to be filed under the HSR Act and the Consent Decree with respect to the transactions contemplated hereby and shall use their commercially reasonable efforts to cause any applicable waiting periods under the HSR Act to expire or be terminated as of the earliest possible date, including without limitation reasonable cooperation, at the sole cost and expense of Buyer, by Seller with Buyer in connection with Buyer's obligations hereunder to satisfy or cause to be removed or prevent the imposition of all Divestiture Conditions, if any, including to divest Buyer or any of its Affiliates of any media business or interest therein, which may include the Station, in connection with Sections 6.1, 7.1 or this Section 7.3, (b) make all necessary filings, and (c thereafter, at the sole cost and expense of Buyer, make any other required submissions with respect to the transactions contemplated hereby under the Securities Act and the rules and regulations thereunder and any other applicable federal or state securities laws. The failure by Buyer to satisfy or cause to be removed or prevent the imposition of all Divestiture Conditions on or before the Seller Termination Date or the failure by any party to use commercially reasonable efforts to timely file or diligently prosecute its portion of any such request, report or notification referred to in the preceding sentence, shall be a material breach of this Agreement.

     VII.4 ACCOUNTS RECEIVABLE. All Accounts Receivable shall remain the property of Seller. Seller hereby authorizes Buyer, however, to collect such receivables for a period of 180 days after the Closing. Seller shall deliver to Buyer a complete and detailed statement of each account within three days after Closing and Buyer shall use its commercially reasonable efforts, consistent with its customary collection practices for its own accounts receivable, without compensation, to collect each Account Receivable during such 180 days. During that period Buyer shall provide to Seller a detailed bi-monthly statement of the Accounts Receivable showing amounts collected to the date, and amounts outstanding as of the same date, and, within 15 days of the end of the period covered by such statement, deliver to Seller the Accounts Receivable report and a check for the amounts collected during such period. All payments received by Buyer during the 180-day period following the Closing Date from a person obligated with respect to an Account Receivable shall be applied first to Seller's account and, only after full satisfaction thereof, to Buyer's account; provided, however, that if such person has, in the reasonable opinion of Buyer, a legitimate dispute with respect to such Account Receivable and Buyer also has an account receivable from such person, all payments received by Buyer during the 180-day period following the Closing Date from such person shall be applied first to Buyer's account and only after the earlier to occur of full satisfaction of Buyer's account or resolution of such dispute, to Seller's account. Buyer shall not be required to refer any Account Receivable to a collection agency or an attorney for collection, nor shall it compromise, settle, or adjust any Account Receivable having a value in excess of $5,000 without receiving the approval of Seller. Seller shall take no action with respect to the Accounts Receivable, such as litigation, until the expiration of such 180-day period. Following the expiration of said 180-day period, Seller shall be free to take such action as Seller may in its sole discretion determine to collect any Accounts Receivable then outstanding.

     VII.5 BROKERS OR FINDERS. Buyer represents and warrants to Seller that no agent, broker, investment banker, or other or person engaged by Buyer is or will be entitled to any broker's or finder's fee or any other commission or similar fee payable by Seller in connection with any of the transactions contemplated by this Agreement. Seller represents and warrants to Buyer that Seller has not engaged any broker, investment banker or other person, other than Star Media Group and Chancellor Media Corporation of Los Angeles, and that no person will be entitled to any broker's or finder's fee or any other commissions or fee from Buyer as a result of Seller's actions in connection with any of the transactions contemplated by this Agreement.

     VII.6 BULK SALES LAW. Buyer hereby waives compliance by Seller with the requirements of any bulk sales or fraudulent conveyance statute.

     VII.7 RISK OF LOSS. The risk of any material loss, damage, impairment, confiscation, or condemnation of any of the material Assets from any cause whatsoever shall be borne by Seller at all times prior to the Closing Date. In the event of any such material loss, damage, impairment confiscation, or condemnation, whether or not covered by insurance, Seller shall promptly notify Buyer of such loss, damage, impairment, confiscation or condemnation, which notice shall provide an estimate of the costs to repair, restore or replace such Assets and shall state whether Seller intends to repair, restore or replace such assets, whether or not covered by insurance. If Seller, at its expense, repairs, replaces or restores such Assets to their prior condition to the reasonable satisfaction of Buyer before the Closing, Seller shall be entitled to all insurance proceeds and condemnation awards, if any, by reason of such award or loss. If Seller does not or cannot restore or replace such lost, damaged, impaired, confiscated or condemned Assets or informs Buyer that it does not intend to restore or replace such Assets, then the parties shall proceed to the Closing without Seller completing the restoration and replacement of such Assets, provided that Seller shall assign all rights under applicable insurance policies and condemnation awards, if any, to Buyer. To the extent that the repair or replacement cost of any such Assets is not covered by such insurance proceeds or condemnation awards, then Buyer and Seller shall submit such matter to Bond & Pecaro for an appraisal and the amount of any such deficiency shall be a Buyer Indemnified Cost (which shall be treated as an adjustment to the Purchase Price) and shall be paid to Buyer by Seller within ten business days after the determination of such deficiency. In such event, Seller shall have no further liability with respect to the condition of the Assets directly attributable to the loss, damage, impairment, confiscation or condemnation.

     VII.8 ADDITIONAL AGREEMENTS. Subject to the terms and conditions of this Agreement, each of the parties hereto will use its commercially reasonable efforts to do, or cause to be taken all action and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Closing Date, any further action is necessary to carry out the purposes of this Agreement, the parties to this Agreement shall take all such action as is commercially reasonable. Without limiting the generality of the foregoing, if, after the Closing Date, Buyer seeks indemnification or recovery from one or more other parties to an Assumed Contract or otherwise seeks to enforce such Assumed Contract and, in order to obtain such indemnification, recovery or enforcement, it is necessary for Seller to initiate a suit, participate in any enforcement proceeding or otherwise provide assistance to Buyer, then, at the request, upon reasonable prior notice, during normal business hours and without unreasonable interruption of such person's business activities, and at the sole cost and expense of Buyer, Seller shall take such action as Buyer may reasonably request in connection with Buyer's efforts to obtain such indemnification, recovery or enforcement.

     VII.9  INVESTIGATION; NO OTHER REPRESENTATIONS OR WARRANTIES.

         (a) Buyer acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Station and its business and operations, and Buyer has been furnished with or given full access to such information about the Station and its business and operations as it has requested. Buyer has not received from Seller any projections related to the Station or its business or operations.

         (b) Buyer agrees that, except for the representations and warranties made by the Seller and expressly set forth in this Agreement, neither the Seller nor any of its Affiliates or their respective representatives has made (and shall not be construed as having made) to Buyer or to any of its Affiliates or any respective representatives thereof any representation or warranty of any kind.

         (c) Seller agrees that, except for the representations and warranties made by the Buyer and expressly set forth in this Agreement, neither the Buyer nor any of its Affiliates or their respective representatives has made (and shall not be construed as having made) to Seller or to any of its Affiliates or any respective representatives thereof any representation or warranty of any kind.

     VII.10 CONFIDENTIALITY. Any and all information, disclosures, knowledge or facts regarding Buyer, Seller or SFX or any of their respective business or properties to which Buyer or Seller is exposed as a result of the negotiation, preparation or performance of this Agreement shall be confidential and shall not be divulged, disclosed or communicated to any other person, firm, corporation or entity, except for the employees, attorneys, accountants, investment bankers, investors and lenders, and their respective attorneys of the party obtaining such information, disclosure, knowledge or facts on a need-to-know basis for the purpose of consummating the transactions contemplated by this Agreement; provided that such obligation shall not impose any restrictions on Buyer with respect to information regarding the Station after the Closing.

     VII.11 ARBITRATION. In case any disagreement shall arise on or before the Closing Date between the parties hereto in relation to this Agreement, whether as to the construction or operation hereof or the respective rights and liabilities hereunder, such disagreement shall be decided by arbitration. Arbitration shall be initiated by either party giving written notice to arbitrate to the other party, stating the question to be arbitrated and the name of the arbitrator selected by that party. Within five (5) days of the date of said notice to arbitrate certificate, the other party shall select and give written notice of its arbitrator to the initiating party. The two arbitrators so selected shall select a third arbitrator and give written notice within five (5) days after the second arbitrator is chosen. The arbitration shall be conducted solely by the third arbitrator, who shall hear evidence and make an award within twenty (20) days after the notice of selection of the third arbitrator is given to the parties, which award, when signed by the third arbitrator, shall be final. If either party shall refuse or neglect to appoint an arbitrator within five (5) days after the other shall have appointed an arbitrator and given written notice to arbitrate to the other, requiring such party to appoint an arbitrator, then the arbitrator so appointed by the first party shall have power to proceed to arbitrate and determine the matters of disagreement as if he were an arbitrator appointed by both the parties hereto for that purpose, and his award in writing signed by him shall be final; provided that such award shall be made within fifteen
(15) days after such refusal or neglect of the other party to appoint an arbitrator. The party against which such award is made shall pay all costs and expenses of the arbitration. The Closing Date shall be automatically postponed during any such arbitration, but not beyond the Termination Date.

                                     ARTICLE VIII

                                 CONDITIONS PRECEDENT

     VIII.1 CONDITIONS TO EACH PARTY'S OBLIGATION. The respective obligations of Buyer and Seller to effect the transactions contemplated hereby are subject to the satisfaction on or prior to the Closing Date of the following conditions:

         (a) CONSENTS AND APPROVALS. All authorizations, consents, orders, or approvals of (including any approvals of DOJ required pursuant to the Consent Decree), or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred, or been obtained. The FCC Consents shall have been granted by Initial Order. Notwithstanding the foregoing or any provision of this Agreement, any Divestiture Condition imposed or requested by the FCC, DOJ or FTC shall not excuse Buyer from its obligation to consummate the Closing, and the failure of the Closing to occur by reason of the imposition or request of such a Divestiture Condition or the failure of Buyer to discharge, satisfy or remove such a Divestiture Condition shall be deemed a material breach by Buyer of the covenants of this Agreement contained in Sections 6.1, 7.1 and 7.3.

         (b) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect; provided, however, that if the foregoing impediment could have been removed or otherwise avoided by the satisfaction or removal of a Divestiture Condition, Buyer shall be deemed to be in material breach of the covenants of this Agreement contained in Sections 6.1, 7.1 and 7.3.

         (c) NO ACTION. No action shall have been taken nor any statute, rule, or regulation shall have been enacted by any Governmental Entity that makes the consummation of the transactions contemplated hereby illegal; provided, however, if the foregoing impediment could have been removed or otherwise avoided by the satisfaction or removal of a Divestiture Condition, Buyer shall be deemed in material breach of the covenants of this Agreement contained in Sections 6.1, 7.1 and 7.3.

     VIII.2 CONDITIONS TO OBLIGATION OF BUYER. The obligation of Buyer to effect the transactions contemplated hereby is subject to the satisfaction of the following conditions unless waived, in whole or in part, by Buyer:

         (a) REPRESENTATIONS AND WARRANTIES AND COVENANTS. The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (unless otherwise limited to another date), and Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Closing Date, except, with respect to such representations, warranties, and covenants, (i) for changes that are a result of actions of Seller that are not prohibited by this Agreement and changes to Schedules that are permitted pursuant to Section 3.1 or (ii) to the extent that any inaccuracies in such representations and warranties and any breaches of such performance that have not been waived by Buyer in the aggregate would not have a Material Adverse Effect. Buyer shall have received a certificate to the foregoing effect signed on behalf of Seller by the chief executive officer or by the chief financial officer of Seller.

         (b) CONSENTS UNDER AGREEMENTS. Buyer shall have been furnished with evidence reasonably satisfactory to it of the consent or approval of each person that is a party to a Material Contract identified in SCHEDULE 8.2(B) whose consent or approval shall be required in order to permit the consummation of the transactions contemplated hereby and such consent or approval shall be in form and substance reasonably satisfactory to Buyer.

         (c) CLOSING DELIVERIES. All documents, instruments, certificates or other items required to be delivered by Seller pursuant to Section 9.2 shall have been delivered.

     VIII.3 CONDITIONS TO OBLIGATION OF SELLER. The obligation of Seller to effect the transactions contemplated hereby is subject to the satisfaction of the following conditions unless waived, in whole or in part, by Seller.

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made (and they shall be deemed to have been made) on and as of the Closing Date, and Seller shall have received a certificate to such effect signed on behalf of Buyer by the chief executive officer or by the chief financial officer of Buyer.

         (b) PERFORMANCE OF OBLIGATIONS OF BUYER. Buyer shall have performed in all material respects the obligations required to be performed by it under this Agreement prior to the Closing Date, and Seller shall have received a certificate to such effect signed on behalf of Buyer by the chief executive officer or by the chief financial officer of Buyer.

         (c)   SFX MERGER.  The SFX Merger shall have occurred.

         (d) CLOSING DELIVERIES. All documents, instruments, certificates or other items required to be delivered by Buyer pursuant to Section 9.2 shall have been delivered.

                                      ARTICLE IX

                                       CLOSING

     IX.1 DELIVERIES AT THE PRE-CLOSING. At any time prior to May 15, 1998, upon five business days prior written notice, and any time from and after May 15, 1998, upon two business days prior written notice in each case, from Seller to Buyer that all of the conditions to Buyer's obligation to effect the transactions contemplated hereby have been satisfied or waived (the "Pre-Closing Date"), Buyer and Seller shall deliver the following items to the Closing Escrow Agent at its offices at 10:00 a.m., local time on the date specified in the notice. Any documents to be delivered hereunder shall be undated and shall be accompanied by instructions authorizing the Closing Escrow Agent to date such documents as of the Closing Date; PROVIDED, HOWEVER, that the certificates referred to in Section 8.2(a) and Sections 8.3(a) and (b) shall be dated the Pre-Closing Date. Buyer and Seller agree that if the SFX Merger does not occur within ten business days following the Pre-Closing Date and the items delivered to the Closing Escrow Agent hereunder are released in accordance with the terms of the Closing Escrow Agreement and Section 9.2, at any time and from time to time prior to the Termination Date, Buyer and Seller shall each redeliver such items to the Closing Escrow Agent upon five business days prior written notice from Seller (any such subsequent date shall also be referred to herein as the "Pre-Closing Date").

         (a)   Buyer shall deliver to the Closing Escrow Agent the following:

            (i) PURCHASE PRICE. The Purchase Price by wire transfer of immediately available funds;

            (ii) CERTIFICATES. The certificates referred to in Section 8.3(a) and (b) or a certificate with any exceptions thereto, which certificates shall be deemed to be true and correct in all respects as of the Closing Date if delivered to Seller on the Closing Date;

            (iii) ASSUMPTION AGREEMENT. A counterpart of the Assumption Agreement executed by Buyer;

            (iv) PRORATION AMOUNT. The amount of any adjustments or prorations to be paid by Buyer determined in accordance with
     Section 2.4(b) by wire transfer of immediately available funds; and

            (v) ANTENNA SUBLEASE. A counterpart of the Sublease executed by Buyer.

         (b)   Seller shall deliver to the Closing Escrow Agent the following:

            (i) CERTIFICATE. The certificate referred to in Section 8.2(a) or a certificate with any exceptions thereto, which certificate shall deemed to be true and correct in all respects as of the Closing Date if delivered to Buyer on the Closing Date;

            (ii) ASSUMPTION AGREEMENT. A counterpart of the Assumption Agreement executed by Seller;

            (iii) TRANSFER DOCUMENTS. The duly executed Bill of Sale and Assignment, together with any other assignments and other transfer documents as reasonably requested by Buyer;

            (iv) CONSENTS; ACKNOWLEDGMENTS. The original of each Consent listed on SCHEDULE 8.2(b);

            (v) ESTOPPEL CERTIFICATES. Estoppel certificates from the lessor(s) of the Leased Real Property listed on SCHEDULE 8.2(B) in a form and substance reasonably satisfactory to Buyer;

            (vi) LICENSES, CONTRACTS, BUSINESS RECORDS, ETC. To the extent they are in the possession of Seller, copies of all Licenses, Assumed Contracts, blueprints, schematics, working drawings, plans, projections, statistics, engineering records and all files and records used by Seller in connection with a Station's business and operations, which copies shall be available at the Closing or at a Station's principal business offices;

            (vii) ASSIGNMENT DOCUMENTS. Any documents deemed necessary or desirable by Seller to effect an assignment of its rights and obligations hereunder as contemplated by Section 12.12; and

            (viii) ANTENNA SUBLEASE. A counterpart of the Sublease executed by Seller.

     IX.2 RELEASE OF ESCROWED ITEMS. The items delivered to the Closing Escrow Agreement pursuant to Section 9.1 (the "Closing Escrow Items") shall be released to the parties in accordance with this Section 9.2 and the terms of the Closing Escrow Agreement.

         (a) If Seller receives written notice from Buyer between the Pre-Closing Date and the Closing Date that any of the conditions to Buyer's obligation to effect the transactions contemplated hereby have not been satisfied or waived, then Seller shall have the option to:

            (i) deliver written instructions to the Closing Escrow Agent to release the Closing Escrow Items to Buyer and Seller in accordance with
     SCHEDULE 9.2; or

            (ii) deliver written instructions to the Closing Escrow Agent to release the Closing Escrow Items to Buyer and Seller in accordance with
     SCHEDULE 9.2 and terminate this Agreement by written notice to Buyer.

     Any termination of this Agreement by Seller pursuant to this Section 9.2(a) shall not relieve Seller of any liability arising out of a breach of this Agreement.

         (b) If Seller receives written notice from Buyer or otherwise determines between the Pre-Closing Date and the Closing Date that any of the conditions to Seller's obligation to effect the transactions contemplated hereby have not been satisfied (other than the closing of the SFX Merger), and Seller elects not to waive such failure, then Seller shall have the option to:

            (i) deliver written instructions to the Closing Escrow Agent to release the items held by the Closing Escrow Agent to Buyer and Seller in accordance with SCHEDULE 9.2; or

            (ii) deliver written instructions to the Closing Escrow Agent to release the Closing Escrow Items to Buyer and Seller in accordance with
     SCHEDULE 9.2 and terminate this Agreement by written notice to Buyer.

     IX.3 CLOSING ESCROW AGREEMENT. At the Pre-Closing, Buyer, Seller and the Closing Escrow Agent shall exchange executed counterpart signature pages to the Closing Escrow Agreement.

     IX.4 CLOSING DATE. The effective date for the consummation of the transactions contemplated hereby shall be the date on which the Seller delivers written notice to the Closing Escrow Agent that all of the conditions to Seller's obligation to effect the transactions contemplated hereby have been satisfied or waived (the "Closing Date"). Upon receipt of such notice and subject to the provisions of Section 4.2, the Closing Escrow Agent shall release the items delivered pursuant to Section 9.2 in accordance with the terms of the Closing Escrow Agreement. Notwithstanding the foregoing, but subject to the satisfaction or waiver of the conditions set forth in Article 8, if the Closing does not occur within 20 days prior to the latest date to which the FCC Consents remain effective, the parties shall request approval from the FCC to extend the effective period of the FCC Consents so that the Closing contemplated hereunder will not violate any FCC rules or regulations.

                                      ARTICLE X

                          TERMINATION, AMENDMENT AND WAIVER

     X.1 TERMINATION.  This Agreement may be terminated prior to the Closing:

         (a)   by mutual consent of Buyer and Seller;

         (b)   by either Seller or Buyer:

            (i) in the event of a breach by the other party of any representation, warranty, covenant or agreement contained in this Agreement which (A) would give rise to the failure of a condition to the Closing hereunder and (B) cannot be or has not been cured within 30 days (the "Cure Period") following receipt by the breaching party of written notice of such breach; provided, however, that (1) there shall be no Cure Period for Buyer's failure to obtain all funds on or prior to the Pre-Closing Date necessary to pay the Purchase Price (which failure shall constitute a material breach hereunder), (2) with respect to Buyer, in no event may the Cure Period be extended beyond the Seller Termination Date, and (3) with respect to the Seller, in no event may the Cure Period be extended beyond the Termination Date;

            (ii) if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift and in the case any such order, decree, ruling or action relates to a Divestiture Condition, at the sole cost and expense of Buyer), in each case permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling, or other action shall have become final and nonappealable;

            (iii) if, for any reason, the FCC denies or dismisses any of the Applications and the time for reconsideration or court review under the Communications Act with respect to such denial or dismissal has expired and there is not pending with respect thereto a timely filed petition for reconsideration or request for review;

            (iv) if, for any reason, any of the Applications is designated for an evidentiary hearing by the FCC (except that if such designation occurs because of facts constituting a material breach of this Agreement, only the party not in breach may terminate);

            (v) if the Closing shall not have occurred by the first to occur of the termination of the SFX Agreement or December 31, 1998 (the "Termination Date"); provided, however, that the right to terminate this Agreement under (A) this clause (v) shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date, or (B) any of clauses (i) through (v) of this Section 10.1(b) shall not be available to Buyer in the event that Buyer's failure to satisfy or remove all Divestiture Conditions, if any, has been the cause of, or resulted in, the matter giving rise to the termination rights set forth in the applicable clause; or

            (vi) upon five days notice to the non-terminating party if (x) Seller has not received written notice from the DOJ that it does not object to the sale of the Assets to Buyer within 52 days following the date of this Agreement or (y) the DOJ has informed Seller in writing that, pursuant to the terms of the Consent Decree, it has determined to object to the sale of the Assets to Buyer; or

         (c) by Seller in accordance with the provisions of Section 9.2(a)(ii) or Section 9.2(b)(ii).

         The right of any party hereto to terminate this Agreement pursuant to this Section 10.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers, directors, employees, accountants, consultants, legal counsel, agents, or other representatives whether prior to or after the execution of this Agreement. Notwithstanding anything in the foregoing to the contrary and except as provided in Section 9.3(a)(ii), no party that is in material breach of this Agreement shall be entitled to terminate this Agreement except with the consent of the other party.

     X.2 [INTENTIONALLY OMITTED.]

     X.3 EFFECT OF TERMINATION.

         (a) In the event of a termination of this Agreement by either Seller or Buyer as provided above, there shall be no liability on the part of either Buyer or Seller, except for liability arising out of a breach of this Agreement which liability shall be limited as set forth in this Section 10.3.
 Articles I and XII, the last sentence of Section 5.2(a), Section 7.9, any provision of this Agreement relating to the payment or reimbursement of expenses and this Article X shall survive the termination of this Agreement. If this Agreement is terminated by Seller pursuant to Section 10.1(b)(i), the parties agree and acknowledge that Seller will suffer damages that are not practicable to ascertain. Accordingly, in such event, and if within 30 business days after termination of this Agreement by Seller pursuant to
Section 10.1(b)(i) Seller delivers to Buyer a written demand for liquidated damages, Seller shall be entitled to the sum of $5,400,000 in cash as liquidated damages payable by Buyer within three business days after receipt of Seller's written demand. The parties agree that the foregoing liquidated damages are reasonable considering all the circumstances existing as of the date hereof and constitute the parties' good faith estimate of the actual damages reasonably expected to result from the termination of this Agreement by Seller pursuant to Section 10.1(b)(i). Seller agrees that, to the fullest extent permitted by law, Seller's receipt in full of such liquidated damages as provided in this Section 10.2 shall be its sole and exclusive remedy if the Closing does not occur with respect to any damages whatsoever that Seller may suffer or allege to suffer as a result of any claim or cause of action asserted by Seller relating to or arising from breaches of the representations, warranties or covenants of Buyer contained in this Agreement and to be made or performed at or prior to the Closing other than as provided in Section 10.5 below.

         (b) The aggregate liability of Seller in connection with a breach of any one or more representations, warranties, covenants or agreements of Seller in this Agreement or any other Transaction Document in the event that the Closing does not occur and this Agreement is terminated shall be limited to $5,400,000, and in no event shall Seller be liable for punitive damages.

     X.4 RETURN OF DOCUMENTATION. Following a termination of this Agreement in accordance with Section 10.1, Buyer shall return all agreements, documents, Contracts, instruments, books, records, materials and all other information relating to the Station and its business and operations provided to Buyer by Seller or any of its representatives.

     X.5 SOLE AND EXCLUSIVE REMEDY. Prior to the Closing, Seller and Buyer each acknowledge and agree that such party's sole and exclusive remedy with respect to any and all claims for any breach or liability under this Agreement or otherwise relating to the subject matter of this Agreement and the transactions contemplated hereby shall be solely in accordance with, and limited by, Sections 10.1 and 10.5 hereof.

     X.6 NO LIMITATION. No provision in this Article X shall limit Buyer's or Seller's obligations or liabilities under Section 12.5.

                                      ARTICLE XI

                                   INDEMNIFICATION

     XI.1   INDEMNIFICATION OF BUYER.  Subject to the provisions of this
Article XI, after the Closing Seller agrees to indemnify and hold harmless the Buyer Indemnified Parties from and against any and all Buyer Indemnified Costs.

     XI.2   INDEMNIFICATION OF SELLER.  Subject to the provisions of this
Article XI, after the Closing Buyer agrees to indemnify and hold harmless the Seller Indemnified Parties from and against any and all Seller Indemnified Costs.

     XI.3 DEFENSE OF THIRD-PARTY CLAIMS. An Indemnified Party shall give prompt written notice to any entity or person who is obligated to provide indemnification under Section 11.1 or 11.2 (an "Indemnifying Party") of the commencement or assertion of any action, proceeding, demand, or claim by a third party (collectively, a "third-party action") in respect of which such Indemnified Party shall seek indemnification hereunder. Any failure so to notify an Indemnifying Party shall not relieve such Indemnifying Party from any liability that it, he, or she may have to such Indemnified Party under this Article XI unless the failure to give such notice materially and adversely prejudices such Indemnifying Party. The Indemnifying Party shall have the right to assume control of the defense of, settle, or otherwise dispose of such third-party action on such terms as it deems appropriate; provided, however, that:

         (a) The Indemnified Party shall be entitled, at its own expense, to participate in the defense of such third-party action (provided, however, that the Indemnifying Parties shall pay the attorneys' fees of the Indemnified Party if (i) the employment of separate counsel shall have been authorized in writing by any such Indemnifying Party in connection with the defense of such third-party action, (ii) the Indemnifying Parties shall not have employed counsel reasonably satisfactory to the Indemnified Party to have charge of such third-party action, (iii) the Indemnified Party shall have reasonably concluded that there may be defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, or (iv) the Indemnified Party's counsel shall have advised the Indemnified Party in writing, with a copy delivered to the Indemnifying Party, that there is a material conflict of interest that could violate applicable standards of professional conduct to have common counsel);

         (b) The Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into or making any settlement, compromise, admission, or acknowledgment of the validity of such third-party action or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission, or acknowledgment, injunctive or other equitable relief would be imposed against the Indemnified Party or if, in the opinion of the Indemnified Party, such settlement, compromise, admission, or acknowledgment could have a material adverse effect on its business;

         (c) No Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such third-party action; and

         (d) The Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any third-party action (i) as to which the Indemnifying Party fails to assume the defense within a reasonable length of time or (ii) to the extent the third-party action seeks an order, injunction, or other equitable relief against the Indemnified Party which, if successful, would materially adversely affect the business, operations, assets, or financial condition of the Indemnified Party; PROVIDED, HOWEVER, that the Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party.

The parties hereto shall extend reasonable cooperation in connection with the defense of any third-party action pursuant to this Article XI and, in connection therewith, shall furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested.

     XI.4 DIRECT CLAIMS. In any case in which an Indemnified Party seeks indemnification hereunder which is not subject to Section 11.3 because no third-party action is involved, the Indemnified Party shall notify the Indemnifying Party in writing of any Indemnified Costs which such Indemnified Party claims are subject to indemnification under the terms hereof. Subject to the limitations set forth in Section 11.5(b), the failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim unless the resulting delay materially prejudices the position of the Indemnifying Party with respect to such claim.

     XI.5 LIMITATIONS. The following provisions of this Section 11.5 shall limit the indemnification obligations hereunder:

         (a) MINIMUM LOSS. Seller shall not be required to indemnify a Buyer Indemnified Party for Buyer Indemnified Costs unless and until the aggregate amount of such Buyer Indemnified Costs for which the Buyer Indemnified Party is otherwise entitled to indemnification pursuant to this
Article XI exceeds $270,000 (the "Minimum Loss"). After the Minimum Loss is exceeded, the Indemnified Party shall be entitled to be paid the entire amount of its Indemnified Costs in excess of (but not including) the Minimum Loss, subject to the limitations on recovery and recourse set forth in this
Section 11.5.

         (b) LIMITATION AS TO TIME. No Indemnifying Party shall be liable for any Indemnified Costs pursuant to this Article XI unless a written claim for indemnification in accordance with Section 11.3 or 11.4 is given by the Indemnified Party to the Indemnifying Party with respect thereto on or before 5:00 p.m., Dallas, Texas time 180 days after the Closing Date.

         (c) LIMITED RECOURSE. The aggregate liability of Seller and of Buyer pursuant to this Article XI shall be limited to $2,700,000, and in no event shall either party be liable for punitive damages.

         (d) SOLE AND EXCLUSIVE REMEDY. Seller and Buyer each acknowledge and agree that, after the Closing, notwithstanding any other provision of this Agreement to the contrary, such party's sole and exclusive remedy with respect to Indemnified Costs and any and all other claims relating to the subject matter of this Agreement and the transactions contemplated hereby and by any of the other Transaction Documents shall be in accordance with, and limited by, the provisions set forth in this Article XI.

         (e) LIMITED REMEDY FOR SECTION 3.1(S). Notwithstanding any other provision of this Agreement to the contrary, the Buyer's sole and exclusive remedy for a breach of Section 3.1(s) shall be in the form of the termination right provided for in Section 10.1(b)(i).

         (f) EXCEPTIONS TO LIMITATIONS. Notwithstanding the foregoing, the provisions of Sections 11.5(a), 11.5(b) and 11.5(c) shall not limit or reduce the obligation of Buyer to indemnify and hold harmless the Seller Indemnified Parties from and against liabilities of Seller assumed by Buyer pursuant to this Agreement.

     XI.6 WAIVER OF BREACHES. If the Closing occurs, each party shall be deemed to have waived all breaches of representations, warranties and covenants of the other party of which such party has Knowledge, and the other party shall have no liability with respect thereto after the Closing.

                                     ARTICLE XII

                                  GENERAL PROVISIONS

     XII.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES, AND COVENANTS. Regardless of any investigation at any time made by or on behalf of any party hereto or of any information any party may have in respect thereof, each of the representations and warranties made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing. The representations and warranties set forth in this Agreement shall terminate after 5:00 p.m., Dallas, Texas time 180 days after the Closing Date. Following the date of termination of a representation or warranty, no claim can be brought with respect to a breach of such representation or warranty, but no such termination shall affect any claim for a breach of a representation or warranty that was asserted before the date of termination. To the extent that such are performable after the Closing, each of the covenants and agreements contained in each of the Transaction Documents shall survive the Closing for one year except for Section 6.3 of this Agreement, which shall survive indefinitely, and for Article XI, which shall survive for so long as any claim for Indemnified Costs may be made and so long thereafter as an unresolved claim may be pending.

     XII.2 AMENDMENT AND MODIFICATION. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     XII.3 WAIVER OF COMPLIANCE. Any failure of Buyer on the one hand, or Seller, on the other hand, to comply with any obligation, covenant, agreement, or condition contained herein may be waived only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

     XII.4 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of applicable law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

     XII.5 EXPENSES AND OBLIGATIONS. Except as otherwise expressly provided in this Agreement or any other Transaction Document, all costs and expenses incurred by the parties hereto in connection with the consummation of the transactions contemplated hereby shall be borne solely and entirely by the party which has incurred such expenses. Notwithstanding the foregoing, all sales taxes arising out of the transactions contemplated by this Agreement shall be paid by Buyer and Buyer and Seller shall each pay one-half of the filing fee for the notifications required to be filed under the HSR Act. In the event of a dispute between the parties in connection with this Agreement and the transactions contemplated hereby, each of the parties hereto hereby agrees that the prevailing party shall be entitled to reimbursement by the other party of reasonable legal fees and expenses and other out-of-pocket costs incurred in connection with any action or proceeding.

     XII.6 PARTIES IN INTEREST. This Agreement shall be binding upon and, except as provided below, inure solely to the benefit of each party hereto and their successors and assigns, and nothing in this Agreement, except as set forth below, express or implied, is intended to confer upon any other person (other than the Indemnified Parties as provided in Article XI) any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     XII.7 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

       (a)  If to Seller, to

            SBI Holding Corporation
            600 Congress Avenue, Suite 1400
            Austin, Texas 78701
            Attn:  William S. Banowsky, Jr.
            Facsimile: (512) 340-7890

            with copies to

            Vinson & Elkins L.L.P.
            3700 Trammell Crow Center
            2001 Ross Avenue
            Dallas, Texas  75201
            Attn:  Michael D. Wortley
                   Mark Early
            Facsimile: (214) 999-7732
                       (214) 999-7895

            Wiley, Rein & Fielding
            1776 K Street, N.W.
            Washington, D.C.  20006
            Attention:  Nathaniel F. Emmons
            Facsimile:  (202) 429-7049

       (b)  If to Buyer, to

            HBC Houston, Inc.
            HBC Houston License Corp.
            100 Crescent Court, Suite 1777
            Dallas, Texas 75201
            Attention:  McHenry T. Tichenor, Jr.
            Facsimile:  (214) 855-8881

            with copies to:

            Crouch & Hallett
            717 North Harwood, Suite 1400
            Dallas, Texas 75201
            Attention:  Bruce H. Hallett
            Facsimile:  (214) 953-3154

All notices, requests or instructions given in accordance herewith shall be deemed given on the date of delivery, if hand delivered; on the date of receipt, if telecopied; three business days after the date of mailing, if mailed by registered or certified mail, return receipt requested; and one business day after the date of sending, if sent by Federal Express or other recognized overnight courier.

     XII.8 COUNTERPARTS. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     XII.9 ENTIRE AGREEMENT. This Agreement (which term shall be deemed to include the Exhibits and Schedules hereto and the other certificates, documents and instruments delivered hereunder) constitutes the entire agreement of the parties hereto and supersedes all prior agreements, letters of intent and understandings, both written and oral, among the parties with respect to the subject matter hereof. There are no representations or warranties, agreements, or covenants other than those expressly set forth in this Agreement.

     XII.10 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

     XII.11 PUBLIC ANNOUNCEMENTS. Except for statements made or press releases issued (a) in any filings made pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934, (b) pursuant to any listing agreement with any national securities exchange or the National Association of Securities Dealers, Inc., (c) as otherwise required by law, or (d) in any financing documents of Seller or any of its Affiliates, Seller and Buyer shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation.

     XII.12 ASSIGNMENT. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto, whether by operation of law or otherwise; provided, however, that (a) upon notice to Buyer, Seller may assign or delegate any or all of its rights or obligations under this Agreement to any Affiliate(s) thereof (each of which shall have the same assignment rights) or to the trustee of the Capstar Trust, (b) nothing in this Agreement shall limit Seller's ability to make a collateral assignment of its rights under this Agreement to any institutional lender that provides funds to Seller without the consent of Buyer and (c) upon notice to Seller, Buyer may assign to an Affiliate of Buyer its rights hereunder to receive an assignment of the Assets pursuant to this Agreement. Once an assignment occurs pursuant to clause (a) above, such Affiliate shall assume all liabilities and obligations, and be entitled to all benefits, of SBI Holding Corporation under this Agreement, and SBI Holding Corporation shall be released from all liabilities and obligations pursuant to this Agreement. Buyer shall execute an acknowledgment of such assignment(s) and collateral assignments in such forms as Seller or its institutional lenders may from time to time reasonably request; PROVIDED, HOWEVER, that unless written notice is given to Buyer that any such collateral assignment has been foreclosed upon, Buyer shall be entitled to deal exclusively with Seller as to any matters arising under this Agreement or any of the other agreements delivered pursuant hereto. In the event of such an assignment, the provisions of this Agreement shall inure to the benefit of and be binding on Seller's assigns.

     XII.13 DIRECTOR AND OFFICER LIABILITY. The directors, officers, and stockholders of the parties to this Agreement and their Affiliates shall not have any personal liability or obligation arising under this Agreement (including any claims that another party may assert) other than as an assignee of this Agreement or pursuant to a written guarantee.

     XII.14 NO REVERSIONARY INTEREST. The parties expressly agree, pursuant to Section 73.1150 of the FCC's rules, that Seller does not retain any right to reassignment of any of the FCC Licenses in the future, or to operate or use the facilities of the Station for any period beyond the Closing Date.

     XII.15 HEADINGS. The headings of this Agreement are for convenience of reference only and are not part of the substance of this Agreement.

     XII.16 SCHEDULES. Any item disclosed hereunder (including in the Schedules hereto) shall be deemed disclosed for all purposes hereof irrespective of the specific representation or warranty to which it is explicitly referenced.

     XII.17 EXCHANGE.

     (a) Notwithstanding anything to the contrary contained herein, Seller shall have the option to either (i) assign its rights under this Agreement to a "qualified intermediary" as defined in Treas. Reg. Section 1.1031(k)-1(g) in order to effect a deferred exchange of like-kind property qualifying for tax-free treatment under Section 1031 of the Code, or (ii) if commercially reasonable, Seller may identify certain replacement property of equal value to the Assets, and Buyer shall purchase such assets and transfer them to Seller in exchange for the Assets in a manner qualifying for a tax-free treatment under Section 1031 of the Code. If Seller exercises the option set forth in clause (ii) above, (x) Buyer's transfer to Seller of such replacement property shall be without representations or warranties as to such assets, except with respect to adverse claims of ownership or title by, through or under Buyer, and (y) the parties shall use all commercially reasonable efforts to provide that Seller shall be entitled to rely on any representations and warranties provided to Buyer by the prior owner of such assets in connection with such transaction.

      (b) Seller shall exercise the above described option by means of notice to Buyer. In the event that Seller should exercise the above described option then the Closing shall be postponed to such date as may be necessary to implement the contemplated transactions; provided that in no event shall the Closing Date be delayed beyond the Termination Date and in the event that the contemplated transactions cannot be implemented by the Termination Date than such transactions shall be abandoned by the parties and the parties shall proceed with the Closing as otherwise contemplated in this Agreement.

     (c) In the event that the Seller shall exercise the above described option then the parties shall enter into good faith negotiations in an attempt to mutually agree upon the terms and conditions of the definitive documents necessary to implement such contemplated transaction and shall otherwise use their respective commercially reasonable efforts to do, or cause to be taken all action and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective such contemplated transactions. Seller shall pay all of Buyer's reasonably necessary expenses incurred in connection with such transactions.

     IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be signed, all as of the date first written above.


                                       BUYER:


                                       HBC HOUSTON, INC.


                                       By: /s/ McHenry T. Tichenor, Jr.
                                       Name: McHenry T. Tichenor, Jr.
                                       Title: President


                                       HBC HOUSTON LICENSE CORPORATION


                                       By: /s/ McHenry T. Tichenor, Jr.
                                       Name: McHenry T. Tichenor, Jr.
                                       Title: President


                                       SELLER:


                                       SBI HOLDING CORPORATION


                                       By: /s/ William Banowsky, Jr.
                                       Name: William Banowsky, Jr.
                                       Title: Vice President